Exhibit 10.15

OFFICE LEASE AGREEMENT

This Office Lease Agreement (this “Lease”) is made and entered into as of January 8, 2018 (the “Effective Date”), by and between 500 BOYLSTON & 222 BERKELEY OWNER (DE) LLC, a Delaware limited liability company (“Landlord”), and resTORbio, Inc., a Delaware corporation (“Tenant”).

1.	Basic Lease Information.

1.01	“Building” shall mean the 25-story building (consisting of a 6-story low-rise portion, a 19-story high-rise portion, and 3 levels of parking space below grade) located at 500 Boylston Street, Boston, Massachusetts 02116 and commonly known as 500 Boylston Street.

1.02	“Premises” shall mean the area shown on Exhibit A to this Lease. The Premises are located on a portion of the twelfth (12th) floor of the Building and known as Suite 1210.

1.03	“Rentable Floor Area of the Premises”: 4,544 square feet.

1.04	“Estimated Term Commencement Date”: January 1, 2018.

“Term Commencement Date”: See Section 3.01.

“Rent Commencement Date”: March 1, 2018, subject to Paragraph C.2 of Exhibit B.

1.05	“Term Expiration Date”: The last day of the thirty sixth (36th) full calendar month following the Rent Commencement Date.

1.06	“Base Rent”:

Period	Annual Base Rent Rate Per Square Foot of Rentable Floor Area	Monthly Base Rent
Lease Year 1:	$50.00	$18,933.33	*
Lease Year 2:	$51.00	$19,312.00
Lease Year 3:	$52.00	$19,690.67

*Subject to the Rent Waiver Period under Section 4.01 below.

As used above, the first “Lease Year” shall commence on the Term Commencement Date and end on the day immediately preceding the first anniversary of the Rent Commencement Date (provided that if the Rent Commencement Date does not occur on the first day of a calendar month, the first Lease Year shall further include the balance of the calendar month such first anniversary occurs), and each subsequent Lease Year shall mean each successive period of twelve (12) calendar months following the first Lease Year during the initial Term, provided that the last Lease Year of the initial Term shall end on the Term Expiration Date set forth above for the initial Term.

1.07	“Tenant’s Proportionate Share”: 0.70% for the initial Premises, subject to Exhibit B.

1.08	“Additional Rent” for Expenses and Taxes: See Section 4.01.

1.09	“Tenant Work Allowance”: Not applicable.

1.10	“Landlord Delivery Work” means the work that Landlord is obligated to perform in the Premises pursuant to the “Work Letter” attached to this Lease as Exhibit C.

1.11	Additional Provisions: See Exhibit F 1. Parking

1.12	“Letter of Credit” shall mean the letter of credit in the amount of $84,000.00, as provided in Section 6 and Exhibit H attached hereto.

1.13	“Broker(s)”: Jones Lang LaSalle (“Tenant’s Broker”), which represented Tenant in connection with this Lease.

1.14	“Permitted Use”: Executive, professional or corporate offices, including ancillary uses thereof in accordance with this Lease, but specifically excluding medical or dental offices, utility company offices, employment agency offices (other than executive or professional search firms), governmental or quasi-governmental offices, or a provider of temporary office space or facilities on a contract basis. For purposes hereof, uses ancillary to the Permitted Uses shall include customary coffee stations for use only by the employees and business invitees of Tenant.

1.15	“Notice Address(es)”:

For Landlord:

500 Boylston & 222 Berkeley Owner (DE) LLC

c/o Oxford Properties Group

125 Summer Street

Boston, Massachusetts 02110

Attention: Director of Leasing

500 Boylston & 222 Berkeley Owner (DE) LLC

c/o Oxford Properties Group

125 Summer Street

Boston, Massachusetts 02110

Attn: Director of Legal

With copy of any notices

to Landlord sent to:

DLA Piper LLP (US)

33 Arch Street, 26th Floor

Boston, MA 02110

Attn: John L. Sullivan, Esq.

For Tenant:

Prior to Term Commencement Date:

resTORbio, Inc.

501 Boylston Street

Boston, MA 02116

Attn.: John McCabe

After Term Commencement Date:

resTORbio, Inc.

500 Boylston Street

12th floor

Boston, MA 02116

Attn.: John McCabe

In each case, with a copy of any

notices to Tenant sent to:

Anderson & Kreiger LLP

50 Milk Street, 21st Floor

Boston, MA 02109

Attn: David L. Wiener, Esq.

1.16	“Business Day(s)” are Monday through Friday of each week, exclusive of New Year’s Day, Presidents Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day (“Holidays”). Landlord may designate additional Holidays that are commonly recognized by other office buildings in the area where the Building is located. “Building Service Hours” are 8:00 A.M. to 6:00 P.M. on Business Days.

1.17	“Property” means the Building and the parcel(s) of land on which it is located and, at Landlord’s discretion, the particular configuration of the parking facilities and other improvements, if any, serving the Building and the parcel(s) of land on which they are located. “Office Section” means that portion of the Building from time to time dedicated to office uses. “Retail Section” means that portion of the Building from time to time dedicated to retail uses.

1.18	“Project” shall mean the Property together with the adjoining building and other improvements commonly known as 222 Berkeley Street and the parcel(s) of land in which they are located, including the parking facilities from time to time serving the Building and such other building and the common areas and facilities in or about such buildings that from time to time serve both buildings in common.

1.19	Other Defined Terms: Other capitalized terms shall have the meanings set forth in the Lease and its Exhibits below. References in this Lease to numbered Sections shall be deemed to refer to the numbered Sections of this Lease, unless otherwise specified.

1.20	Exhibits: The following exhibits and attachments are incorporated into and made a part of this Lease:

Exhibit A (Outline and Location of Premises)

Exhibit B (Expenses and Taxes)

Schedule B-1 (Cleaning Specifications)

Exhibit C (Work Letter)

Exhibit D (Commencement Letter)

Exhibit E (Building Rules and Regulations)

Exhibit F (Additional Provision)

Exhibit G [intentionally omitted]

Exhibit H (Letter of Credit)

2.	Lease Grant.

2.01 Premises. Landlord hereby leases the Premises to Tenant and Tenant hereby leases the Premises from Landlord. The Premises exclude the exterior faces of exterior walls, the common stairways and stairwells, elevators and elevator wells, fan rooms, electric and telephone closets, janitor closets, freight elevator vestibules, and pipes, ducts, conduits, wires and appurtenant fixtures serving other parts of the Building (exclusively or in common), and other Common Areas (as defined below) of the Building. If the Premises include the entire rentable area of any floor, the common corridors, elevator lobby, and restroom facilities located on such full floor(s) shall be considered part of the Premises.

2.02 Appurtenant Rights. During the Term, Tenant shall have, as appurtenant to the Premises, the non-exclusive rights to use in common (subject to reasonable nondiscriminatory rules of general applicability to tenants and other users of the Building from time to time made by Landlord of which Tenant is given written notice): (a) the common lobbies, corridors, stairways, elevators and loading platform of the Building, and the pipes, ducts, conduits, wires and appurtenant meters and equipment serving the Premises in common with others; (b) common driveways and walkways necessary for access to the Building; (c) if the Premises include less than the entire rentable floor area of any floor, the common corridors, elevator lobby, and restroom facilities located on such floor; and (d) all other areas or facilities in or about the Project from time to time designated for general use in common by Tenant, other Project tenants, and Landlord (collectively, the “Common Areas”).

3.	Term and Commencement Date.

3.01 Term. The “Term” of this Lease shall begin at 12:01 a.m. on the earlier to occur of the following dates under clauses (a) or (b), which date shall be the “Term Commencement Date”:

(a) the date on which Tenant first enters into possession of all or any portion of the Premises for the regular conduct of its business. (The event described in the prior sentence shall not be deemed to occur by virtue of any entry by Tenant into the Premises under Exhibit C for the installation or testing of Tenant’s computers or other equipment, or the installation of other property of Tenant in the Premises); or

(b) the Substantial Completion Date (as defined in Exhibit C).

The Term of this Lease shall end at 11:59 p.m. on the Term Expiration Date set forth in Section 1, unless sooner terminated in accordance with the provisions of this Lease. After the determination of the Term Commencement Date, Tenant shall execute and deliver a commencement letter in the form attached as Exhibit D (the “Commencement Letter”) within thirty (30) days after receipt of such Commencement Letter from Landlord. Tenant’s failure to execute and return the Commencement Letter, or to provide written objection to the statements contained in the Commencement Letter, within thirty (30) days after its delivery to Tenant shall be deemed an approval by Tenant of the statements contained therein.

3.02 Initial Tenant Work. As used herein, the “Initial Tenant Work” shall mean all Alterations (as defined in Section 8) performed, or to be performed, in or about the Premises that are required initially to put the Premises in condition suitable for Tenant’s use and occupancy. The Initial Tenant Work shall be performed by Landlord in accordance with, and subject to, the provisions of Exhibit C attached hereto. Subject to Landlord’s obligations with respect to the Initial Tenant Work as expressly and more particularly provided in Exhibit C, the Premises shall be leased by Tenant in their current “as is” condition and configuration without any representations or warranties by Landlord.

3.03 Delivery. By taking possession of the Premises, Tenant agrees that the Premises are in good order and satisfactory condition, subject to Landlord’s obligations under Paragraph C.4 of Exhibit C. The parties acknowledge that the Premises are currently vacant and free of any other party, with the construction of the Initial Tenant Work by Landlord in progress. Any delay in the delivery of the Premises or in the occurrence of the Term Commencement Date shall not give rise to any liability or default by Landlord or affect any of the terms of this Lease or Tenant’s obligation to accept the Premises when delivered, except as expressly set forth in Section 3.01 and Paragraph C.2 of Exhibit C, as the case may be. Except as otherwise provided in this Lease, Tenant shall not be permitted to take possession of or enter the Premises before the Term Commencement Date without Landlord’s permission. If Tenant takes possession of (or enters the Premises under Paragraph C.3 of Exhibit C) before the Term Commencement Date, any such possession or entry by Tenant before the Term Commencement Date shall be subject to the terms and conditions of this Lease; provided, however, except for the cost of services used or requested by Tenant (e.g., after-hours HVAC service), Tenant shall not be required to pay Rent for any such possession or entry before the Term Commencement Date during which Tenant, with Landlord’s approval, has entered, or is in possession of, the Premises for the sole purpose of performing improvements or installing furniture, equipment or other personal property.

4.	Rent.

4.01 Base Rent and Additional Rent. During the Term (but subject to following subparagraph of this Section 4.01 below), Tenant hereby covenants and agrees to pay to Landlord, without any setoff or deduction (except to the extent expressly set forth in this Lease), (a) all Base Rent (as provided in Section 1), (b) Tenant’s Proportionate Share of Expenses and Taxes (as provided in Exhibit B attached hereto), and (c) all other Additional Rent due for the Term (collectively referred to as “Rent”). “Additional Rent” means all sums (exclusive of Base Rent) that Tenant is required to pay to Landlord from time to time under this Lease.

Notwithstanding the foregoing, Landlord agrees to waive payment of the monthly amounts of (i) Base Rent and (ii) Additional Rent for Tenant’s Proportionate Share of Expenses and Taxes for the original Premises for the period commencing on the Term Commencement Date and ending on the date immediately preceding the Rent Commencement Date set forth in Section 1 (the “Rent Waiver Period”). In the event that the Rent Waiver Period does not end on the last day of a calendar month, then on the first day of the calendar month in which the Rent Waiver Period expires, Tenant shall pay to Landlord the amount of the Base Rent and Additional Rent for the portion of the calendar month that follows the last day of the Rent Waiver Period, pro-rated on a per diem basis.

4.02 Manner and Timing of Payments. Base Rent and other recurring monthly charges of Additional Rent shall be due and payable in advance on the first day of each calendar month without notice or demand. All other items of Rent shall be due and payable by Tenant within thirty (30) days after billing by Landlord. Rent shall be made payable to the entity, and sent to the address provided in this Lease or at such other place that Landlord from time to time designates in writing for such purposes and shall be paid by Tenant by good and sufficient check payable in United States of America currency or by electronic or wire transfer to an account from time to time designated in writing by Landlord. Landlord’s acceptance of less than the entire amount of Rent shall be considered, unless otherwise specified by Landlord, a payment on account of the oldest obligation due from Tenant hereunder, notwithstanding any statement to the contrary contained on or accompanying any such payment from Tenant. Rent for any partial month during the Term shall be prorated on a per diem basis. Tenant shall pay and be liable for all rental, sales and use taxes (but excluding income taxes), if any, imposed upon or measured by Rent. No endorsement or statement on a check or letter accompanying payment shall be considered an accord and satisfaction.

5.	Compliance with Laws; Use.

Tenant shall use the Premises only for the Permitted Use and shall not use or permit the use of the Premises for any other purpose. Tenant shall comply with all statutes, codes, ordinances, orders, rules and regulations of any municipal or governmental entity whether in effect now or later, including the Americans with Disabilities Act (“Law(s)”), regarding the particular manner of Tenant’s use and occupancy of the Premises (other than general office use in accordance with the terms of this Lease), the Tenant’s Property from to time installed by Tenant in the Premises, and any Alterations (as defined in Section 8.01), if any, in or about the Premises performed by Tenant after the Initial Tenant Work originally performed by Landlord under Exhibit C. In addition, Tenant shall, at its sole cost and expense, promptly comply with any Laws that relate to the Base Building (defined below), but only to the extent such obligations are triggered by Tenant’s particular manner of use or occupancy of the Premises (other than for general office use in accordance with the terms of this Lease), the Tenant’s Property from to time installed by Tenant in the Premises, or any Alterations, if any, in or about the Premises performed by

Tenant after the Initial Tenant Work originally performed by Landlord under Exhibit C. “Base Building” shall include the structural portions of the Building, the common restrooms, and the Building mechanical, electrical, and plumbing systems and equipment located in the internal core of the Building on the floor or floors on which the Premises are located. Tenant shall promptly provide Landlord with copies of any notices it receives regarding an alleged violation of Law. Tenant shall not exceed the standard density limit for the Building. Tenant shall not use or permit the use of any portion of the Premises in a manner that results in objectionable noise, odors, or vibrations emanating from the Premises or any equipment installed by Tenant or any party acting under or through Tenant. Without limiting the generality of the foregoing sentence, Tenant shall not use any portion of the Premises for a personal fitness or exercise area or install or use any exercise equipment therein. Tenant shall comply with the rules and regulations of the Building attached as Exhibit E and such other reasonable rules and regulations adopted by Landlord from time to time, including (if Tenant performs any Alterations after the Initial Tenant Work originally performed by Landlord under Exhibit C) the Building’s rules and regulations for the performance of Alterations. If the Premises or any portion thereof are located on a multi-tenant floor, Tenant shall cause all portions of such Premises that are visible from the Common Areas on such floors to be arranged, furnished, and lighted in a manner in which such Premises appears at all times to be occupied for the Permitted Use.

6.	Letter of Credit.

Concurrently with Tenant’s execution and delivery of this Lease, Tenant shall deliver to Landlord a clean, irrevocable letter of credit in the amount set forth in Section 1, which shall comply with, and may be drawn by Landlord in accordance with, the provisions of Exhibit H attached hereto (such letter of credit, together with any renewal or replacement thereof in accordance herewith, being referred to herein as the “Letter of Credit”).

7.	Building Services.

7.01 Building Services. Landlord shall furnish Tenant with the following services (with the costs thereof included in Expenses in accordance with and subject to under Exhibit B): (a) water for use in the Base Building restrooms; (b) Building standard heat and air conditioning in season during Building Service Hours; (c) Building standard janitorial service (in accordance with Exhibit B-1 attached hereto) on Business Days; (d) elevator service; (e) electricity in accordance with the terms and conditions in Section 7.02; (f) access to the Building for Tenant and its employees 24 hours per day/7 days per week, subject to the terms of this Lease and such protective services or monitoring systems, if any, as Landlord may from time to time impose, including, without limitation, sign-in procedures and/or presentation of identification cards; and (g) such other services as Landlord reasonably determines are necessary or appropriate for the Property. In addition, Tenant shall have the right to receive HVAC service during hours other than Building Service Hours by paying Landlord’s then standard charge for additional HVAC service (currently $85 per hour) and providing such prior notice as is reasonably specified by Landlord. If Tenant is permitted to connect any supplemental HVAC units to the Building’s condenser water loop or chilled water line, such permission shall be conditioned upon Landlord having adequate excess capacity from time to time and such connection and use shall be subject to Landlord’s reasonable approval and reasonable restrictions imposed by Landlord, and Landlord shall have the right to charge Tenant a Building standard connection fee and/or a monthly usage fee, as reasonably determined by Landlord. If, at Tenant’s request, Landlord, or an affiliated or third party service provider, provides any services that are not Landlord’s express obligation under this Lease, including, without limitation, any repairs which are Tenant’s responsibility pursuant to Section 9 below, Tenant shall pay to the applicable service provider the cost of such services plus a reasonable administrative charge.

7.02 Tenant Electricity. Tenant shall pay to Landlord, as Additional Rent, the costs of electricity used in or for the Premises (including, without limitation, air handling units or other HVAC equipment serving the Premises) and, if applicable, for any special equipment installed by or for Tenant elsewhere in the Building, by a separate charge payable by Tenant to Landlord based on check-meters installed for the Premises (or for any applicable portion thereof or equipment serving the Premises) or, for any portion of the Premises or equipment that from time to time does not have operational check-meters, based on reasonable allocations prepared by Landlord’s building engineer for the space and period in question. (The parties acknowledge that the Premises are not separately check-metered.) Tenant shall make estimated monthly payments for the electricity charges hereunder, in advance on the first day of each month or partial month of the Term, based on amounts estimated by Landlord from time to time for such electricity charges, subject to periodic reconciliations based on actual check-meter readings and utility rates for the space and period in question. Without the consent of Landlord, Tenant’s use of electrical service shall not exceed the Building standard usage, per square foot, as reasonably determined by Landlord, based upon the Building standard electrical design load. Landlord shall have the right to measure electrical usage by commonly accepted methods, including the installation of measuring devices such as submeters and check-meters, which to the extent not in place prior to the Effective Date may be installed by either party, at its election and at its own expense. If it is determined, for any electrical service that is not separately check-metered to Tenant, that Tenant is using electricity in such quantities or during such periods as to cause the total cost of Tenant’s electrical usage, on a monthly, per-rentable-square-foot basis, to materially exceed that which Landlord reasonably deems to be standard for the Building, Tenant shall pay Landlord Additional Rent for the cost of such excess electrical usage and, if applicable, for the cost of purchasing and installing the measuring device(s). Notwithstanding the foregoing, to the extent any electricity service is from time to time metered directly by the utility company to the Premises, Tenant shall timely pay the separate charges for such electricity service directly to the applicable utility company and, if requested by Landlord from time to time, provide copies of such utility company invoices and evidence of such payments.

7.03 Interruption of Services. Landlord’s failure to furnish, or any interruption, diminishment or termination of services due to the application of Laws, the failure of any equipment, the performance of maintenance, repairs, improvements or alterations, utility interruptions or the occurrence of an event of Force Majeure (defined in Section 22.06) (collectively a “Service Failure”) shall not render Landlord liable to Tenant, constitute a constructive eviction of Tenant, give rise to an abatement of Rent, nor relieve Tenant from the obligation to fulfill any covenant or agreement, except as provided in the next sentence. If the Premises, or a material portion of the Premises, are made untenantable for a period in excess of five (5) consecutive Business Days as a result of a Service Failure that is reasonably within the control of Landlord to correct, then Tenant, as its sole remedy, shall be entitled to receive an abatement of Rent payable hereunder during the period following such five-(5)-Business-Day period and ending on the day the service has been restored. If the entire Premises has not been rendered untenantable by the Service Failure, the amount of abatement shall be equitably prorated. This Section shall not apply to any Service Failure arising from a casualty event governed by Section 14 below.

7.04 Reservations. Without limiting the generality of the foregoing, Landlord reserves the right from time to time to modify components of the access procedures for the Building or other portions of the Property, to change the number of lobby attendants, or to institute, modify, supplement, or discontinue any particular access control procedures or equipment for the Building, whether during or after business hours. Landlord does not warrant or guarantee the effectiveness of any such system or procedures. Tenant expressly disclaims any such warranty, guarantee, or undertaking by Landlord with respect thereto and acknowledges that access control procedures from time to time in effect are solely for the convenience of tenants generally and are not intended to secure the Premises or to guarantee the physical safety of any persons in or about the Premises or the Property. Tenant shall be responsible for securing the Premises, including without limitation by Tenant’s installation of access card readers or other security equipment for the Premises in accordance with Exhibit C and/or Section 8 and by restricting or monitoring access into and from the Premises by its employees or other invitees. At the time that any Tenant employee (or other person acting under or through Tenant) who has been issued a Building access card is terminated or otherwise ceases to work at the Premises, Tenant shall retrieve and destroy the Building access card for such person and, in accordance with the Building’s standard procedures, notify the Building’s property manager that such person should be removed from the active list for Building access cards.

8.	Alterations

8.01 Alterations. Tenant shall not make alterations, repairs, additions or improvements or install any Cable (collectively referred to as “Alterations”) in the Premises, without first obtaining the written consent of Landlord in each instance, which consent shall not be unreasonably withheld or delayed. “Cable” shall mean and refer to any electronic, fiber, phone and data cabling and related equipment that is installed by or for the exclusive benefit of Tenant or any party acting under or through Tenant. Prior to starting work on any Alterations, Tenant shall furnish Landlord with plans and specifications (which shall be in CAD format if requested by Landlord); names of contractors reasonably acceptable to Landlord (provided that Landlord may designate specific contractors with respect to Base Building and vertical Cable, as may be described more fully below); required permits and approvals; evidence of contractor’s and subcontractor’s insurance in amounts reasonably required by Landlord and naming as additional insureds the Landlord, the managing agent for the Building, and such other Additional Insured Parties (as defined in Section 13) as Landlord may designate in writing for such purposes; and any security for performance in amounts reasonably required by Landlord. Landlord may designate specific contractors with respect to oversight, installation, repair, connection to, and removal of vertical Cable. All Cable shall be clearly marked with adhesive plastic labels (or plastic tags attached to such Cable with wire) to show Tenant’s name, suite number, and the purpose of such Cable (i) every 6 feet outside the Premises (specifically including, but not limited to, the electrical room risers and any Common Areas), and (ii) at the termination point(s) of such Cable. Changes to the plans and specifications must also be submitted to Landlord for its approval. Alterations shall be constructed in a good and workmanlike manner using materials of a quality reasonably approved by Landlord, and Tenant shall ensure that no Alteration impairs any Building system or Landlord’s ability to perform its obligations hereunder. Tenant shall reimburse Landlord for any reasonable third-party expenses incurred by Landlord in connection with the review, inspection, and coordination of Tenant’s plans for Alterations and Tenant’s performance thereof and pay to Landlord or its managing agent a fee for Landlord’s administrative oversight and coordination of any Alterations equal to 2.5% of the hard costs of such Alterations. (For the avoidance of doubt, the review costs and fee under the preceding sentence shall not apply to the Initial Tenant Work under Exhibit C.) Upon completion, Tenant shall furnish “as-built” plans (in CAD format, if requested by Landlord) for Alterations, customary AIA completion affidavits, full and final waivers of lien, any applicable certificate of occupancy for the space affected by such Alterations, and any other items required under the Building’s construction rules and regulations for closing out the particular work in question. Landlord’s approval of an Alteration shall not be deemed to be a representation by Landlord that the Alteration complies with Law or will not adversely affect any Building system. If any Alteration requires any change to the Base Building, any Building system, or any Common Area, then such changes shall be made at Tenant’s sole cost and expense and performed, at Landlord’s election, either by Tenant’s contractor or a contractor engaged by Landlord. Notwithstanding the foregoing, Landlord’s consent shall not be required for any Alteration that satisfies all of the following criteria (a “Cosmetic Alteration”): (a) is of a cosmetic nature such as painting, wallpapering, hanging pictures and installing carpeting; (b) is not visible from the exterior of the Premises or Building; (c) will not affect the Base Building (defined in Section 5); and (d) does not require work to be performed inside the walls or above the ceiling of the Premises. Cosmetic Alterations shall be subject to all the other provisions of this Section 8.03, to the extent applicable thereto.

8.02 Liens. Tenant shall not cause or permit any mechanics’ or other liens to be placed upon the Property, the Premises, or Tenant’s leasehold interest hereunder in connection with any work or service done or purportedly done by or for the benefit of Tenant, its subtenants, or any other party acting under or through Tenant. Tenant shall give Landlord notice at least fifteen (15) days prior to the commencement of any work in the Premises to afford Landlord the opportunity, where applicable, to post and record notices of non-responsibility. Tenant, within ten (10) days after receipt of notice from Landlord, shall fully discharge any such lien by settlement, by bonding or by insuring over the lien in the manner prescribed by the applicable lien Law. If Tenant fails to timely discharge such lien within such period, Tenant shall be deemed in Default under this Lease and, in addition to any other remedies available to Landlord as a result of such Default by Tenant, Landlord, at its option, may bond, insure over or otherwise discharge the lien. Tenant shall reimburse Landlord for any amount paid by Landlord to discharge such lien, including, without limitation, reasonable attorneys’ fees. Landlord shall have the right to require Tenant to post a performance or payment bond in connection with any work or service done or purportedly done by or for the benefit of Tenant. Tenant acknowledges and agrees that all such work or service is being performed for the sole benefit of Tenant and not for the benefit of Landlord.

8.03 Leasehold Improvements. All Leasehold Improvements shall, except as expressly provided in this Lease, remain upon the Premises at the end of the Term without compensation to Tenant. “Leasehold Improvements” shall mean and include all Initial Tenant Work and other leasehold improvements from time to time existing in or to the Premises, including without limitation any such leasehold improvements (if any) that exist as of the Term Commencement Date under this Lease or that are made by or for the benefit of Tenant (or any party acting under or through Tenant) before the Term Commencement Date or thereafter from time to time during the Term. Landlord, by written notice to Tenant at least thirty (30) days prior to the Term Expiration Date, may require Tenant, at Tenant’s expense, to remove any Alterations performed by Tenant (excluding the Initial Tenant Work) or other affixed installations made by Tenant (or any party acting under or through Tenant) under this Lease, or under any prior lease or other agreement to which Tenant was a party or otherwise, that, in Landlord’s reasonable judgment, are of a nature that would require removal and repair costs that are materially in excess of the removal and repair costs associated with standard office improvements (“Required Removables”). Required Removables shall include, without limitation, internal stairways, raised floors, private baths and showers, vaults, rolling file systems and structural alterations and modifications. Tenant, at the time Tenant requests approval for a proposed Alteration, may request in writing that Landlord advise Tenant whether the Alteration or any portion thereof, is a Required Removable. Within ten (10) Business Days after receipt of Tenant’s request, Landlord shall advise Tenant in writing as to which portions of the alteration or other improvements are Required Removables. The Required Removables shall be removed by Tenant before the expiration or earlier termination of this Lease in accordance with Section 20. For the avoidance of doubt, Tenant shall not be required to remove any portion of the Initial Tenant Work performed by Landlord under Exhibit C.

9.	Repairs and Maintenance.

9.01 Tenant Obligations. Tenant acknowledges and agrees that, during the Term, Tenant is responsible for identifying any conditions in the Premises that are dangerous or in need of maintenance or repair and that Landlord shall not be responsible for performing inspections to identify any such conditions. Tenant, at its sole cost and expense, shall perform all maintenance and repairs to the Premises that are not Landlord’s express responsibility under this Lease, and keep the Premises in good condition and repair, reasonable wear and tear (and damage from casualty or condemnation) excepted. Tenant’s repair and maintenance obligations include, without limitation, repairs to: (a) floor covering; (b) interior partitions; (c) doors; (d) the interior side of demising walls; (e) Alterations (described in Section 8); (f) supplemental air conditioning units, kitchens, including hot water heaters, plumbing, and similar facilities exclusively serving the Premises or any portion thereof, whether such items are installed by

Tenant or are currently existing in the Premises; and (g) any Cable. Tenant shall maintain in effect throughout the Term maintenance contracts for any such supplemental air conditioning units or other specialty equipment exclusively serving the Premises and, from time to time upon Landlord’s request, provide Landlord with a copy of such maintenance contract and reasonable evidence of its service record. All repairs and other work performed by Tenant or its contractors, including that involving Cable, shall be subject to the terms of Section 8.01 above. If Tenant fails to make any repairs to the Premises for more than twenty (20) days after written notice from Landlord (although notice shall not be required in an emergency), Landlord may make the repairs, and, within thirty (30) days after demand, Tenant shall pay to Landlord the reasonable cost of the repairs, together with an administrative charge in an amount equal to ten percent (10%) of the cost of the repairs.

9.02 Landlord Obligations. Landlord shall keep and maintain in good repair and working order and perform maintenance upon (a) the structural elements of the Building; (b) the mechanical (including HVAC), electrical, plumbing and fire/life safety systems serving the Building in general; (c) the Common Areas; (d) the roof of the Building; (e) the exterior windows of the Building; and (f) the elevators serving the Building. Subject to reasonable wear and tear (and, if applicable, casualty and condemnation) and the provisions of Section 10 below, Landlord shall from time to time make repairs for which Landlord is responsible hereunder.

10.	Entry by Landlord.

Landlord may enter the Premises to inspect, show or clean the Premises or to perform or facilitate the performance of repairs, alterations or additions to the Premises or any portion of the Building. Except in emergencies or to provide Building services, Landlord shall provide Tenant with reasonable prior verbal notice of entry at least twenty four (24) hours in advance of such entry. In connection with any such entry for non-emergency work performed during Building Service Hours, Landlord shall use reasonable efforts, consistent with the operation of a first-class high rise building, not to unreasonably interfere with Tenant’s use of the Premises. If reasonably necessary, Landlord may temporarily close all or a portion of the Premises to perform repairs, alterations and additions; provided, that, except in emergencies, any such work that would unreasonably prevent the use of a substantial portion of the Premises during Building Service Hours will be performed on weekends or after Building Service Hours. Any such entry by Landlord shall not constitute a constructive eviction or entitle Tenant to an abatement or reduction of Rent, except that in the event that the Premises or a portion thereof are closed in excess of five (5) consecutive days, then Tenant shall be provided with a per diem abatement of Rent for the Premises (or applicable closed portion thereof) beginning on the sixth (6th) day following such closure until the Premises or the applicable portion of the Premises is no longer closed on account of such Landlord entry.

11.	Assignment and Subletting.

11.01 Transfers. Except in connection with a Permitted Transfer (defined in Section 11.04), Tenant shall not assign, sublease, transfer or encumber any interest in this Lease or allow any third party to use all or any portion of the Premises (in each such case, collectively or individually, a “Transfer” to a “Transferee”) without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed if Landlord does not exercise its recapture rights under Section 11.02. Without limitation, it is agreed that Landlord’s consent shall not be considered unreasonably withheld if the proposed Transferee is a governmental entity or an occupant of the Project or if the proposed Transferee, whether or not an occupant of the Project, has been in discussions with Landlord regarding the leasing of space within the Project within the preceding year. If the entity(ies) that directly or indirectly controls the voting shares/rights of Tenant (other than through the ownership of voting securities listed on a recognized securities exchange) changes at any time, any such change or series of related changes that directly or indirectly effects a transfer or change of at least a majority of the ownership interests or voting shares/rights in Tenant (a “Change of Control Transfer”) shall constitute a Transfer that is subject to the provisions of Section 11.04. Any Transfer in violation of this Section shall, at Landlord’s option, be deemed a Default by Tenant as described in Section 16.01, and shall be voidable by Landlord. In no event shall any Transfer, including without limitation a Permitted Transfer, release or relieve Tenant from any obligation under this Lease, and the Tenant originally named in this Lease shall remain primarily liable for the performance of the tenant’s obligations under this Lease, as amended from time to time.

11.02 Process. Tenant shall provide Landlord with financial statements for the proposed Transferee (or, in the case of a Change of Control Transfer, for the proposed new controlling entity(ies)), a fully executed copy of the proposed assignment, sublease, or other Transfer documentation, and such other information as Landlord may reasonably request. Within fifteen (15) Business Days after receipt of the required information and documentation, Landlord shall either: (a) consent to the Transfer by execution of a consent agreement in a form reasonably designated by Landlord; (b) reasonably refuse to consent to the Transfer in writing; or (c) in the event of a proposed assignment of this Lease or subletting of all or part of the Premises, recapture the portion of the Premises that Tenant is proposing to Transfer. If Landlord exercises its right to recapture, this Lease shall automatically be amended (or terminated if the entire Premises is being assigned or sublet) to delete the applicable portion of the Premises effective on the proposed effective date of the Transfer, although Landlord may require Tenant to execute a reasonable amendment or other document reflecting such reduction or termination. Notwithstanding the foregoing, in the event that Landlord elects to recapture hereunder, Tenant shall have the right to withdraw such notice of Transfer by delivering to Landlord notice of such election within five (5) days after Landlord’s delivery of notice electing to exercise Landlord’s right to recapture hereunder. Tenant shall pay to Landlord the reasonable costs and attorneys’ fees incurred by Landlord in connection with such requested Transfer.

11.03 Excess Payments. In the event, if any, that (i) all rent and other consideration which Tenant receives as a result of a Transfer exceeds (ii) the Rent payable to Landlord for the portion of the Premises and Term covered by the Transfer, then Tenant shall, at Landlord’s election, pay to Landlord an amount equal to fifty percent (50%) of such excess, from time to time on a monthly basis upon Tenant’s receipt of such excess; provided that in determining any such excess, Tenant may deduct from the excess all reasonable and customary expenses directly incurred by Tenant in connection with such Transfer, except that any construction costs incurred by Tenant in connection with such Transfer shall be deducted on a straight-line basis over the term of the applicable Transfer. If Tenant is in Default, Landlord may require that all sublease payments be made directly to Landlord, in which case Tenant shall receive a credit against Rent in the amount of Tenant’s share of payments received by Landlord.

11.04 Permitted Transfers. Tenant may assign this Lease to a successor to Tenant by merger, consolidation, or the purchase of all or substantially all of Tenant’s assets (any of the foregoing, a “Successor”), or assign this Lease or sublet all or a portion of the Premises to an Affiliate (defined below), or effect a Change of Control Transfer, in each case without the consent of Landlord, provided that all of the following conditions are satisfied (a “Permitted Transfer”): (a) Tenant must not be in Default at the time of the proposed Transfer; (b) Tenant must give Landlord written notice at least fifteen (15) Business Days before such Transfer; and (c) except in the case of a sublease to an Affiliate, the Credit Requirement (defined below) must be satisfied. Tenant’s notice to Landlord shall include information and documentation evidencing that the Transfers qualifies as a Permitted Transfer hereunder and that each of the above conditions has been satisfied. If requested by Landlord, Tenant’s Successor (or, as the case may be, the Tenant’s Affiliate to which the Lease may be assigned in accordance with this Section 11.04) shall sign and deliver to Landlord a commercially reasonable form of assumption agreement. “Affiliate” shall mean an entity controlled by, controlling or under common control with Tenant. The “Credit Requirement” shall be deemed satisfied if, as of the date immediately preceding the date of the Permitted Transfer, the financial strength of (i) the entity with which Tenant is to merge or consolidate or to which the Lease is otherwise to be assigned (by any of the means described above) or continued in the case of a Change of Control Transfer or (ii) the purchaser of all or substantially all of the assets of Tenant is not less than that of Tenant, as determined (x) based on credit ratings of such entity and Tenant by both Moody’s and Standard & Poor’s (or by either such agency alone, if applicable ratings by the other agency do not exist), or (y) if such credit ratings do not exist, then in accordance with certified financial statements for such entity and Tenant covering their last two fiscal years ending before the Transfer. In the event that, at any time after a Permitted Transfer, the Affiliate to which the Permitted Transfer is made ceases to qualify as an Affiliate of the original Tenant, such event shall be deemed a Transfer that is subject to the provisions of Sections 11.01, 11.02, and 11.03 above.

11.05 Prohibited Matters. Without limiting Landlord’s right to withhold its consent to any transfer by Tenant, and regardless of whether Landlord shall have consented to any such transfer, neither Tenant nor any other person having an interest in the possession, use or occupancy of the Premises or any part thereof shall enter into any lease, sublease, license, concession, assignment or other transfer or agreement for possession, use or occupancy of all or any portion of the Premises which provides for rent or other payment for such use, occupancy or utilization based, in whole or in part, on the net income or profits derived by any person or entity from the space so leased, used or occupied, and any such purported lease, sublease, license, concession, assignment or other transfer or agreement shall be absolutely void and ineffective as a conveyance of any right or interest in the possession, use or occupancy of all or any part of the Premises.

12.	Notices.

All demands, approvals, consents or notices (collectively referred to as a “notice”) shall be in writing and delivered by hand or sent by registered, express, or certified mail, with return receipt requested or with delivery confirmation requested from the U.S. postal service, or sent by overnight or same day courier service at the party’s respective Notice Address(es) set forth in Section 1; provided, however, notices sent by Landlord regarding general Building operational matters may be posted in the Building mailroom or the general Building newsletter or sent via e-mail to the e-mail address provided by Tenant to Landlord for such purpose. In addition, if the Building is closed (whether due to emergency, governmental order or any other reason), then any notice address at the Building shall not be deemed a required notice address during such closure, and, unless Tenant has provided an alternative valid notice address to Landlord for use during such closure, any notices sent during such closure may be sent via e-mail or in any other practical manner reasonably designed to ensure receipt by the intended recipient. Each notice shall be deemed to have been received on the earlier to occur of actual delivery or the date on which delivery is refused, or, if Tenant has vacated the Premises or any other Notice Address of Tenant without providing a new Notice Address, three (3) Business Days after notice is deposited in the U.S. mail or with a courier service in the manner described above. Either party may, at any time, change its Notice Address (other than to a post office box address) by giving the other party written notice of the new address.

13.	Indemnity and Insurance.

13.01 Indemnification. Except to the extent caused by the negligence or willful misconduct of Landlord or any Landlord Related Parties (defined below), and to the maximum extent permitted under applicable law, Tenant shall indemnify, defend and hold Landlord and Landlord Related Parties harmless against and from all liabilities, obligations, damages, penalties, claims, actions, costs, charges and expenses, including, without limitation, reasonable attorneys’ fees and other professional fees (collectively referred to as “Losses”), which may be imposed upon, incurred by or asserted against Landlord or any of the Landlord Related Parties by any third party and arising out of or in connection with any damage or injury occurring in the Premises or any acts or omissions (including violations of

Law) of Tenant, its trustees, managers, members, principals, beneficiaries, partners, officers, directors, employees and agents (the “Tenant Related Parties”) or any of Tenant’s transferees, contractors or licensees. To the maximum extent permitted under applicable law, Tenant hereby waives all claims against and releases Landlord and its trustees, managers, members, principals, beneficiaries, partners, officers, directors, employees, Mortgagees (defined in Section 21) and agents (the “Landlord Related Parties”) from all claims for any injury to or death of persons, damage to property or business loss in any manner related to (a) Force Majeure, (b) acts of third parties, (c) the bursting or leaking of any tank, water closet, drain or other pipe, or (d) the inadequacy or failure of any security or protective services, personnel or equipment.

13.02 Tenant’s Insurance. Tenant shall maintain the following coverages in the following amounts throughout the Term (and during any other periods before or after the Term during which Tenant or any Tenant Related Party enters into or occupies all or any portion of the Premises):

(a) Commercial General Liability Insurance covering claims of bodily injury, personal injury and property damage arising out of Tenant’s operations and contractual liabilities, including coverage formerly known as broad form, on an occurrence basis, with minimum primary limits of $1,000,000 each occurrence and $2,000,000 annual aggregate not more than $25,000 self-insured retention) and a minimum excess/umbrella limit of $5,000,000.

(b) Property insurance covering (i) Tenant’s Property (as defined below), and (ii) any Leasehold Improvements in the Premises performed or installed by Tenant under Section 8.01 (any such Leasehold Improvements performed or installed by Tenant being referred to herein as “Tenant-Insured Improvements”), excluding the Initial Tenant Work (which Initial Tenant Work will be insured under Landlord’s property policy for the Building). Such insurance shall be written on a special cause of loss form for physical loss or damage, for the full replacement cost value (subject to reasonable deductible amounts) without deduction for depreciation of the covered items and in amounts that meet any co-insurance clauses of the policies of insurance, and shall include coverage for damage or other loss caused by fire or other peril, including vandalism and malicious mischief, theft, water damage of any type, including sprinkler leakage, bursting or stoppage of pipes, and explosion, and providing business interruption coverage for a period of one year.

(c) Worker’s Compensation and Employer’s Liability or other similar insurance to the extent required by Law.

The minimum limits of insurance required to be carried by Tenant shall not limit Tenant’s liability. Such insurance shall (i) be issued by an insurance company that has an A.M. Best rating of not less than A-VIII; (ii) be in form and content reasonably acceptable to Landlord; and (iii) provide that it shall not be canceled or materially changed without thirty (30) days’ prior notice to Landlord, except that ten (10) days’ prior notice may be given in the case of nonpayment of premiums. Tenant’s Commercial General Liability Insurance shall (a) name Landlord, Landlord’s managing agent, and any other party designated by Landlord (“Additional Insured Parties”) as additional insureds; and (b) be primary insurance as to all claims thereunder and provide that any insurance carried by Landlord is excess and non-contributing with Tenant’s insurance. Landlord shall be designated as a loss payee with respect to Tenant’s property insurance on any Tenant-Insured Improvements. Tenant shall deliver to Landlord, on or before the Term Commencement Date and at least thirty (30) days before the expiration dates thereof, certificates from Tenant’s insurance company on the forms currently designated “ACORD 28” (Evidence of Commercial Property Insurance) and “ACORD 25-S” (Certificate of Liability Insurance) or the equivalent. Attached to the ACORD 25-S (or equivalent) there shall be an endorsement naming the Additional Insured Parties as additional insureds which shall be binding on Tenant’s insurance company and shall expressly require the insurance company to notify each Additional Insured Party in writing at least thirty (30) days before any termination or material change to the policies, except that ten (10) days’ prior notice may be given in the case of nonpayment of premiums. Notwithstanding the foregoing, if the foregoing requirement that the insurance company provide prior notice to Landlord of cancellation or material change of the applicable policy cannot reasonably be obtained based on then-prevailing insurance industry practices, Tenant shall so advise Landlord of such unavailability and shall instead provide Landlord with notice of any such cancellation or material change as provided above. If reasonably requested by Landlord to confirm the particular coverages required hereunder, Tenant shall deliver to Landlord, in addition to such certificates, a copy of the particular policy (or applicable portion thereof in question) evidencing the coverage required to be carried under Section 13.02.

Tenant shall maintain such increased amounts of the insurance required to be carried by Tenant under this Section 13.02, and such other types and amounts of insurance covering the Premises and Tenant’s operations therein, as may be reasonably requested by Landlord, but not in excess of the amounts and types of insurance then being required by landlords of buildings comparable to and in the vicinity of the Building.

13.03. Tenant’s Property. All furnishings, fixtures, equipment, and other personal property and effects of Tenant and of all persons claiming through Tenant which from time to time may be on the Premises or elsewhere in the Project or in transit thereto or therefrom (collectively, “Tenant’s Property”) shall be at the sole risk of Tenant to the maximum extent permitted by law and shall be kept insured by Tenant throughout the Term (and during any other periods before or after the Term during which Tenant or any Tenant Related Party enters into or occupies all or any portion of the Premises) at Tenant’s expense in accordance with Section 13.02. Tenant’s Property expressly includes all business fixtures and equipment, including without limitation any security or access control systems installed for the Premises, filing cabinets and racks, removable cubicles and partitions, kitchen equipment, computers and related equipment, raised flooring, supplemental cooling equipment, audiovisual and telecommunications equipment, non-building standard signage, and other tenant equipment installations, in each case including related conduits, cabling, and brackets or mounting components therefor and any connectors to base building systems and in each case whether installed or affixed in or about the Premises, in building core areas, or elsewhere in the Project in accordance with Section 2.02 and Section 8.01, as the case may be.

13.04 Waiver of Subrogation. Subject to Section 14, each party waives, and shall cause its insurance carrier to waive, any right of recovery against the other for any loss of or damage to property which loss or damage is (or, if the insurance required hereunder had been carried, would have been) covered by insurance. For purposes of this Section 13.04, any deductible or self-insured retention with respect to a party’s insurance shall be deemed covered by, and recoverable by such party under, valid and collectable policies of insurance.

14.	Casualty Damage.

14.01 Casualty. If all or any portion of the Premises becomes untenantable or inaccessible by fire or other casualty to the Premises or the Common Areas (collectively a “Casualty”), Landlord, with reasonable promptness, shall cause a general contractor selected by Landlord to provide Landlord with a written estimate of the amount of time required, using standard working methods, to substantially complete the repair and restoration of the Premises and any Common Areas necessary to provide access to the Premises (“Completion Estimate”). Landlord shall promptly forward a copy of the Completion Estimate to Tenant. If the Completion Estimate indicates that the Premises or any Common Areas necessary to provide access to the Premises cannot be made tenantable within two hundred seventy (270) days from the date the repair is started, then either party shall have the right to terminate this Lease upon written notice to the other within ten (10) days after Tenant’s receipt of the Completion Estimate. Tenant, however, shall not have the right to terminate this Lease if the Casualty was caused by the negligence or intentional misconduct of Tenant or any Tenant Related Parties. In addition, Landlord, by notice to Tenant within ninety (90) days after the date of the Casualty, shall have the right to terminate this Lease if: (1) the Premises have been materially damaged and less than two (2) years of the Term remain after the date of the Casualty; (2) any Mortgagee requires that the insurance proceeds be applied to the payment of the mortgage debt; or (3) a material uninsured loss to the Building or Premises occurs.

14.02 Restoration. If this Lease is not terminated, Landlord shall promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Landlord’s reasonable control, restore the Premises (including the Initial Tenant Work, but not any Tenant Property) and Common Areas, subject to the following provisions. Such restoration shall be to substantially the same condition that existed prior to the Casualty, except for modifications required by Law or any other modifications to the Common Areas deemed desirable by Landlord. Notwithstanding Section 13.04, upon notice from Landlord, Tenant shall assign or endorse over to Landlord (or to any party designated by Landlord) all property insurance proceeds payable to Tenant under Tenant’s insurance with respect to Tenant-Insured Improvements (if any); provided if the estimated cost to repair such Tenant-Insured Improvements exceeds the amount of insurance proceeds received by Landlord from Tenant’s insurance carrier, the excess cost of such repairs shall be paid by Tenant to Landlord prior to Landlord’s commencement of repairs. Within fifteen (15) days after demand, Tenant shall also pay Landlord for any additional excess costs that are determined during the performance of the repairs to such Tenant-Insured Improvements. In no event shall Landlord be required to spend more for the restoration of the Premises and Common Areas than the proceeds received by Landlord, whether from Landlord’s insurance proceeds or proceeds from Tenant. Landlord shall not be liable for any inconvenience to Tenant, or injury to Tenant’s business resulting in any way from the Casualty or the repair thereof. Provided that Tenant is not in Default, during any period of time that all or a material portion of the Premises is rendered untenantable as a result of a Casualty, the Rent shall abate for the portion of the Premises that is untenantable and not used by Tenant. Notwithstanding the foregoing, Landlord may, at its election, require Tenant to perform the restoration work for any Tenant-Insured Improvements, in which event Tenant shall be responsible for performing the restoration work for such Tenant-Insured Improvements (including any revisions thereto that Tenant may wish to make, pursuant to plans approved by Landlord under Section 8) and the rent abatement period under the preceding sentence shall not exceed the period of time required to diligently perform the restoration of such Tenant-Insured Improvements.

15.	Condemnation.

Either party may terminate this Lease if any material part of the Premises is taken or condemned for any public or quasi-public use under Law, by eminent domain or private purchase in lieu thereof (a “Taking”). Landlord shall also have the right to terminate this Lease if there is a Taking of any portion of the Building or Property which would have a material adverse effect on Landlord’s ability to profitably operate the remainder of the Building. The terminating party shall provide written notice of termination to the other party within forty five (45) days after it first receives notice of the Taking. The termination shall be effective as of the effective date of any order granting possession to, or vesting legal title in, the condemning authority. If this Lease is not terminated, Base Rent and Tenant’s Proportionate Share shall be appropriately adjusted to account for any reduction in the square footage of the Building or Premises. All compensation awarded for a Taking shall be the property of Landlord. The right to receive compensation or proceeds are expressly waived by Tenant, provided, however, Tenant may file a separate claim for Tenant’s Property and Tenant’s reasonable relocation expenses, provided the filing of the claim does not diminish the amount of Landlord’s award. If only a part of the Premises is subject to a Taking and this Lease is not terminated, Landlord, with reasonable diligence, will restore the remaining portion of the Premises as nearly as practicable to the condition immediately prior to the Taking.

16.	Events of Default.

16.01 Default. In addition to any other Default specifically described in this Lease, each of the following occurrences shall be a “Default”: (a) Tenant’s failure to pay any portion of Rent when due, if the failure continues for ten (10) days after written notice to Tenant (“Monetary Default”); (b) Tenant’s failure (other than a Monetary Default) to comply with any term, provision, condition or covenant of this Lease, if the failure is not cured within thirty (30) days after written notice to Tenant provided, however, if Tenant’s failure to comply cannot reasonably be cured within such thirty-30)-day period, Tenant shall be allowed additional time (not to exceed an additional sixty (60) days) as is reasonably necessary to cure the failure so long as Tenant begins the cure within such thirty-(30)-day period and diligently pursues the cure to completion; (c) Tenant effects or permits a Transfer without Landlord’s required approval or otherwise in violation of Section 11 of this Lease; (d) Tenant becomes insolvent, makes a transfer in fraud of creditors, makes an assignment for the benefit of creditors, admits in writing its inability to pay its debts when due or forfeits or loses its right to conduct business; (e) the leasehold estate is taken by process or operation of Law; (f) if a receiver, guardian, conservator, trustee in bankruptcy or similar officer shall be appointed by a court of competent jurisdiction to take charge of all or any part of Tenant’s property and such appointment is not discharged within ninety (90) days thereafter, or if a petition including, without limitation, a petition for reorganization or arrangement is filed by Tenant under any bankruptcy law or is filed against Tenant or the Guarantor and, in the case of a filing against Tenant only, the same shall not be dismissed within ninety (90) days from the date upon which it is filed, or (g) Tenant is in default beyond any notice and cure period under any other lease or agreement with Landlord at the Project. In addition, if Landlord provides Tenant with notice of Tenant’s failure to comply with any specific provision of this Lease on two (2) separate occasions during any twelve-(12)-month period, any subsequent violation of such provision within such twelve-(12)-month period shall, at Landlord’s option, constitute a Default by Tenant without the requirement of any further notice or cure period as provided above. All notices sent under this Section shall be in satisfaction of, and not in addition to, any notice required by Law.

16.02. Remedies. Upon the occurrence of any Default, Landlord may, immediately or at any time thereafter, elect to terminate this Lease by notice of termination, by entry, or by any other means available under law and may recover possession of the Premises as provided herein. Upon termination by notice, by entry, or by any other means available under law, Landlord shall be entitled immediately, in the case of termination by notice or entry, and otherwise in accordance with the provisions of law to recover possession of the Premises from Tenant and those claiming through or under the Tenant. Such termination of this Lease and repossession of the Premises shall be without prejudice to any remedies which Landlord might otherwise have for arrears of rent or for a prior breach of the provisions of this Lease. Tenant waives any statutory notice to quit and equitable rights in the nature of further cure or redemption, and Tenant agrees that upon Landlord’s termination of this Lease Landlord shall be entitled to re-entry and possession in accordance with the terms hereof. Landlord may, without notice, store Tenant’s personal property (and those of any person claiming under Tenant) at the expense and risk of Tenant or, if Landlord so elects, Landlord may sell such personal property at public auction or auctions or at private sale or sales after thirty (30) days’ notice to Tenant and apply the net proceeds to the earliest of installments of rent or other charges owing Landlord. Tenant agrees that a notice by Landlord alleging any default shall, at Landlord’s option (the exercise of such option shall be indicated by the inclusion of the words “notice to quit” in such notice), constitute a statutory notice to quit. If Landlord exercises its option to designate a notice of default hereunder as a statutory notice to quit, any grace periods provided for herein shall run concurrently with any statutory notice periods. Tenant further agrees that it shall not interpose any counterclaim or set-off in any summary proceeding or in any action based in whole or in part on non-payment of Rent, unless Tenant would have no right to commence an independent proceeding to seek to recover on account of such claim.

16.03. Reimbursement of Expenses. In the case of termination of this Lease pursuant to this Section 16, Tenant shall reimburse Landlord for all expenses arising out of such termination, including without limitation, all costs incurred in collecting amounts due from Tenant under this Lease (including attorneys’ fees, costs of litigation and the like); all expenses incurred by Landlord in attempting to relet the Premises or parts thereof (including advertisements, brokerage commissions, Tenant’s allowances, costs of preparing space, and the like); all of Landlord’s then unamortized costs of any work allowances provided to Tenant for the Premises; and all Landlord’s other reasonable expenditures necessitated by the termination. The reimbursement from Tenant shall be due and payable immediately from time to time upon notice from Landlord that an expense has been incurred, without regard to whether the expense was incurred before or after the termination. Notwithstanding anything in this Lease to the contrary, except as specifically provided for under the terms of this Section 16 or Section 19 of this Lease, in no event shall Tenant ever be liable to Landlord for consequential, punitive, or indirect damages.

16.04. Damages. Landlord may elect by written notice to Tenant within one year following such termination to be indemnified for loss of rent by a lump sum payment representing the then present value of the amount of rent and additional charges which would have been paid in accordance with this Lease for the remainder of the Term minus the then present value of the aggregate fair market rent and additional charges payable for the Premises for the remainder of the Term (if less than the rent and additional charges payable hereunder), estimated as of the date of the termination, and taking into account reasonable projections of vacancy and time required to re-lease the Premises. (For the purposes of calculating the rent which would have been paid hereunder for the lump sum payment calculation described herein, the last full year’s Additional Rent under Section 4 is to be deemed constant for each year thereafter. The Federal Reserve discount rate (or equivalent) shall be used in calculating present values.) Should the parties be unable to agree on a fair market rent, the matter shall be submitted, upon the demand of either party, to the Boston, Massachusetts office of the American Arbitration Association, with a request for arbitration in accordance with the rules of the Association by a single arbitrator who shall be an MAI appraiser with at least ten years’ experience as an appraiser of major office buildings in downtown Boston. The parties agree that a decision of the arbitrator shall be conclusive and binding upon them. If, at the end of the Term, the rent which Landlord has actually received from the Premises is less than the aggregate fair market rent estimated as aforesaid, Tenant shall thereupon pay Landlord the amount of such difference. If and for so long as Landlord does not make the election provided for in this Section 16.04 above, Tenant shall indemnify Landlord for the loss of rent by a payment at the end of each month which would have been included in the Term, representing the excess of the rent which would have been paid in accordance with this Lease (i.e., Base Rent and Additional Rent that would have been payable to be ascertained monthly) over the rent actually derived from the Premises by Landlord for such month (the amount of rent deemed derived shall be the actual amount less any portion thereof attributable to Landlord’s reletting expenses described in Section 16.03 which have not been reimbursed by Tenant thereunder).

In lieu of the damages, indemnity, and full recovery by Landlord of the sums payable under the foregoing provisions of this Section 16.04, Landlord may, by written notice to Tenant within six months after termination under any of the provisions contained in Section 16 and before such full recovery, elect to recover, and Tenant shall thereupon pay, as minimum liquidated damages under this Section 16.04, an amount equal to (i) the aggregate of the Base Rent and Additional Rent for the twelve-month period ending one year after the termination date (or, if lesser, for the balance of the Term had it not been terminated), plus (ii) the amount of Base Rent and Additional Rent of any kind accrued and unpaid at the time of termination, and minus (iii) the amount of any recovery by Landlord under the foregoing provisions of this Section 16 up to the time of payment of such liquidated damages (but reduced by any amounts of reimbursement under Section 16.03). The amount under clause (i) represents a reasonable forecast of the minimum damages expected to occur in the event of a breach, taking into account the uncertainty, time and cost of determining elements relevant to actual damages, such as fair market rent, time and costs that may be required to re-lease the Premises, and other factors. Liquidated damages hereunder shall not be in lieu of any claims for reimbursement under Section 16.03.

Free rent amounts, rent holidays, rent waivers, rent forgivenesses and the like (collectively “Free Rent Amounts”), if any, have been agreed to by Landlord as inducements for Tenant to enter into and faithfully to perform all of its obligations contained in this Lease. For all purposes under this Lease, upon the occurrence of any event under Section 16.01 and the lapse of any applicable grace or notice period, any Free Rent Amounts set forth in this Lease shall be deemed void as of the date of execution hereof as though such Free Rent Amounts had never been included in this Lease, and calculations of amounts due hereunder, damages and the like shall be determined accordingly. The foregoing shall occur automatically without the requirement of any further notice or action by Landlord not specifically required by Section 16.01, whether or not this Lease is then or thereafter terminated on account of the event in question, and whether or not Tenant thereafter corrects or cures any such event.

Any obligation imposed by law upon Landlord to relet the Premises after any termination of the Lease shall be subject to the reasonable requirements of Landlord to lease to high quality tenants on such terms as Landlord may from time to time deem appropriate and to develop the Project in a harmonious manner with an appropriate mix of uses, tenants, floor areas and terms of tenancies, and the like, and Landlord shall not be obligated to relet the Premises to any party to whom Landlord or its affiliate may desire to lease other available space in the Project.

16.05 Curative Action. If Tenant is in Default of any of its non-monetary obligations under this Lease, Landlord shall have the right, but not the obligation, to perform any such obligation. Tenant shall reimburse Landlord for the cost of such performance upon demand, together with an administrative charge equal to ten percent (10%) of the cost of the work performed by Landlord.

16.06 Claims in Bankruptcy. Nothing herein shall limit or prejudice the right of Landlord to prove and obtain in a proceeding for bankruptcy, insolvency, arrangement or reorganization, by reason of the termination, an amount equal to the maximum allowed by a statute or law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount is greater than, equal to, or less than the amount of the loss or damage which Landlord has suffered.

16.07 Late Charges and Fees. If Tenant does not pay any Rent when due hereunder, then without notice and in addition to all other remedies hereunder, Tenant shall pay to Landlord an administration fee in the amount of four percent (4%) of the unpaid Rent, plus interest on such unpaid amount at the rate of one and one half percent (1.5%) per month from the date such amount was due until the date paid (which interest, as accrued to date, shall be payable from time to time upon Landlord’s demand); provided, however, in no event shall such interest exceed the maximum amount permitted to be charged by applicable law. Notwithstanding the foregoing, Tenant shall be entitled to a grace period of five (5) days for the first late payment of Rent in any twelve-(12)-month period prior to the imposition of the foregoing amounts. In addition, Tenant shall pay to Landlord a reasonable fee for any checks returned by Tenant’s bank for any reason.

16.08. Enforcement Costs. Tenant shall pay to Landlord, as Additional Rent, the costs and expenses, including reasonable attorneys’ fees, incurred in enforcing any obligations of Tenant under this Lease with which Tenant has failed to comply.

16.09 General. The repossession or re-entering of all or any part of the Premises shall not relieve Tenant of its liabilities and obligations under this Lease. No right or remedy of Landlord shall be exclusive of any other right or remedy, and each right and remedy shall be cumulative and in addition to any other right and remedy now or subsequently available to Landlord at law or in equity. Without limiting the generality of the foregoing, in addition to the other remedies provided in this Lease, Landlord shall be entitled to the restraint by court order of the violation or attempted or threatened violation of any of the provisions of this Lease or of applicable Law or to a decree compelling specific performance of any such provisions.

17.	Limitation of Liability.

17.01 Liability of the Parties.

(a) Landlord’s Liability. Tenant agrees from time to time to look only to Landlord’s interest in the Building for satisfaction of any claim against Landlord hereunder or under any other instrument related to the Lease (including any separate agreements among the parties and any notices or certificates delivered by Landlord) and not to any other property or assets of Landlord. If Landlord from time to time transfers its interest in the Building (or part thereof which includes the Premises), then from and after each such transfer Tenant shall look solely to the interests in the Building of each of Landlord’s transferees for the performance of all of the obligations of Landlord hereunder (or under any related instrument). The obligations of Landlord shall not be binding on any direct or indirect partners (or members, trustees or beneficiaries) of Landlord or of any successor, individually, but only upon Landlord’s or such successor’s interest described above. If Landlord shall refuse or fail to provide any consent or approval for any matter for which Landlord’s consent or approval is required under this Lease or is otherwise requested by Tenant, Landlord shall not be liable for damages as a result thereof, and Tenant’s sole remedy to enforce any alleged obligation of Landlord to provide such consent or approval shall be an action for specific performance, injunction, or declaratory relief.

(b) Tenant’s Liability. Tenant is a Delaware corporation. Landlord agrees from time to time to look only to Tenant, and not to any officers, directors, or shareholders of Tenant, for satisfaction of any claim against Tenant hereunder or under any other instrument related to the Lease (including any separate agreements among the parties and any notices or certificates delivered by Tenant).

17.02 Assignment of Rents.

(a) With reference to any assignment by Landlord of Landlord’s interest in this Lease, or the rents payable hereunder, conditional in nature or otherwise, which assignment is made to the holder of a mortgage on property which includes the Premises, Tenant agrees that the execution thereof by Landlord, and the acceptance thereof by the holder of such mortgage shall never be treated as an assumption by such holder of any of the obligations of Landlord hereunder unless such holder shall, by notice sent to Tenant, specifically otherwise elect and, except as aforesaid, such holder shall be treated as having assumed Landlord’s obligations hereunder only upon foreclosure of such holder’s mortgage and the taking of possession of the Premises.

(b) In no event shall the acquisition of Landlord’s interest in the Property by a purchaser which, simultaneously therewith, leases Landlord’s entire interest in the Property back to the seller thereof be treated as an assumption by operation of law or otherwise, of Landlord’s obligations hereunder, but Tenant shall look solely to such seller-lessee, and its successors from time to time in title, for performance of Landlord’s obligations hereunder. In any such event, this Lease shall be subject and subordinate to the lease to such purchaser. For all purposes, such seller-lessee, and its successors in title, shall be the Landlord hereunder unless and until Landlord’s position shall have been assumed by such purchaser-lessor.

(c) Except as provided in paragraph (b) of this Section 17.02, in the event of any transfer of title to the Property by Landlord, Landlord shall thereafter be entirely freed and relieved from the performance and observance of all covenants and obligations hereunder. Tenant hereby agrees to enter into such agreements or instruments as may, from time to time, be requested in confirmation of the foregoing.

17.03 Landlord Default. In the event Tenant alleges that Landlord is in default under any of Landlord’s obligations under this Lease, Tenant agrees to give any Mortgagee (as defined in Section 21), by registered mail, a copy of any notice of default which is served upon the Landlord, provided that prior to such notice, Tenant has been notified, in writing (whether by way of notice of an assignment of lease, request to execute an estoppel letter, or otherwise), of the address of any such Mortgagee. Tenant further agrees that if Landlord shall have failed to cure such default within the time provided by law or such additional time as may be provided in this Lease or such notice to Landlord, such Mortgagee shall have a period of thirty (30) days after the last date on which Landlord could have cured such default within which such Mortgagee will be permitted, but not be obligated, to cure such default. If such default cannot be cured within such thirty-(30)-day period, then such Mortgagee shall have such additional time as may be necessary to cure such default, if prior to the end of such thirty-(30)-day period such Mortgagee has commenced and is diligently pursuing such cure or the remedies under the Mortgage necessary for Mortgagee to be able to effect such cure, in which event Tenant shall have no right with respect to such default while such cure and remedies are being diligently pursued by such Mortgagee. Except as may be expressly provided in this Lease, in no event shall Tenant have the right to terminate the Lease nor shall Tenant’s obligation to pay Base Rent or other charges under this Lease abate based upon any default by Landlord of its obligations under the Lease. In no event shall Landlord or any Landlord Related Party ever be liable to Tenant for loss of profits, loss of business, or indirect or consequential damages suffered by Tenant from whatever cause.

18.	Relocation.

Landlord, at its expense, at any time before or during the Term, may relocate Tenant from the Premises to space, which shall be located on a floor on or above the ninth (9th) floor, of reasonably comparable size and utility (meaning substantially the same number and size of offices and conference rooms and with comparable or better finishes) (“Relocation Space”) within the Project upon not less than one hundred twenty (120) days’ prior written notice to Tenant. From and after the date of the relocation, the Base Rent and Tenant’s Proportionate Share shall be adjusted based on the Rentable Floor Area of the Relocation Space, provided that the Rent payable by Tenant for such Relocation Space shall not exceed the Rent that Tenant would have paid for the original Premises in the absence of such relocation. Landlord shall pay Tenant’s reasonable costs of relocation, including all costs for moving Tenant’s furniture, equipment, supplies and other personal property, as well as the cost of printing and distributing change of address notices to Tenant’s customers and one month’s supply of stationery showing the new address, and refund Tenant’s Contribution Amount under Exhibit C within thirty (30) days after Tenant’s request following the effective date of such relocation.

19.	Holding Over.

If Tenant fails to surrender all or any part of the Premises at the expiration or earlier termination of this Lease, any such occupancy of all or any part of the Premises after such expiration or termination shall be that of a tenancy at sufferance. Any such occupancy after such expiration or termination shall be subject to all the terms and provisions of this Lease, except that Tenant shall pay an amount for such occupancy (on a per month basis without reduction for partial months during the holdover) equal to 150% (for up to the first thirty (30) days of any such holdover, and thereafter 200%) of the greater of (i) the Rent due for the month immediately preceding the holdover or (ii) the fair market rent then being obtained for comparable space in the Building. No holdover by Tenant or payment by Tenant after the expiration or earlier termination of this Lease shall be construed to extend the Term or prevent Landlord from immediate recovery of possession of the Premises by summary proceedings or otherwise. In addition, if as a result of such holdover that exceeds thirty (30) days, Landlord is unable to deliver possession of space to a new tenant or to perform improvements therein for a new tenant due to Tenant’s failure to timely vacate all or part of the Premises, Tenant shall be liable to Landlord for all damages and losses that Landlord suffers from the holdover.

20.	Surrender of Premises.

At the expiration or earlier termination of this Lease or Tenant’s right of possession hereunder, Tenant shall remove all Tenant’s Property from the Premises, remove all Required Removables (if any) under Section 8.03, and quit and surrender the Premises to Landlord, broom clean, and in good order, condition and repair, ordinary wear and tear (and, if applicable, damage due to casualty or condemnation or other damage which Landlord is obligated to repair hereunder) excepted. Tenant shall repair any damage caused by the installation or removal of Tenant’s Property or Required Removables. If Tenant fails to remove any of Tenant’s Property or to restore or repair the Premises to the required condition as provided herein upon the expiration of the Term of this Lease (or, as applicable, within two (2) days after any earlier termination of this Lease or Tenant’s right to possession hereunder), then Landlord, upon written notice to Tenant and at Tenant’s sole cost and expense, shall be entitled, but not obligated, to remove and store Tenant’s Property and/or perform such restoration or repair of the Premises. Landlord shall not be responsible for the value, preservation, or safekeeping of Tenant’s Property, and Tenant shall pay to Landlord, upon demand, the expenses and storage charges so incurred. If Tenant fails to remove Tenant’s Property from the Premises or storage, within thirty (30) days after notice, Landlord may deem all or any part of Tenant’s Property to be abandoned and, at Landlord’s option, title to Tenant’s Property shall vest in Landlord or Landlord may dispose of Tenant’s Property in any manner Landlord deems appropriate.

21.	Subordination to Mortgages; Estoppel Certificate.

21.01 Subordination. This Lease is and shall be subject and subordinate to any mortgage(s), deed(s) of trust, deeds to secure debt, ground lease(s) or other lien(s) now or subsequently arising upon the Premises, the Building or the Project, and to all renewals, modifications, refinancings, and extensions thereof (collectively referred to as a “Mortgage”). The party having the benefit of a Mortgage shall be referred to as a “Mortgagee”. This clause shall be self-operative, but upon request from Landlord or a Mortgagee, Tenant shall execute a subordination agreement in favor of the Mortgagee in such Mortgagee’s standard form, with such commercially reasonable changes as Tenant may request that are acceptable to Mortgagee for other comparable leases in the Building. As an alternative, any Mortgagee shall have the right at any time to subordinate its Mortgage to this Lease. Upon request, Tenant, without charge, shall attorn to any successor to Landlord’s interest in this Lease. In the event Mortgagee enforces it rights under the Mortgage, Tenant, at Mortgagee’s option, will attorn to Mortgagee or its successor; provided, however, that Mortgagee or its successor shall not be liable for or bound by (i) any payment of any Rent installment which may have been made more than thirty (30) days before the due date of such installment, (ii) any act or omission of or default by Landlord under this Lease (but Mortgagee, or such successor, shall be subject to the continuing obligations of landlord under the Lease arising from and after such succession, but only to the extent of Mortgagee’s, or such successor’s, interest in the Property as provided in Section 17), (iii) any credits, claims, setoffs or defenses which Tenant may have against Landlord, or (iv) any obligation under this Lease to maintain a fitness facility at the Project, if any. Tenant, upon the reasonable request by Mortgagee or such successor in interest, shall execute and deliver an instrument or instruments confirming such attornment.

21.02 Modification of Lease. If any Mortgagee requires a modification of this Lease, which modification will not cause an increased cost or expense to Tenant or in any other way materially and adversely change the rights and obligations of Tenant hereunder, Tenant agrees that this Lease may be so modified and agrees to execute whatever documents are reasonably required therefor and to deliver the same to Landlord within ten (10) business days following a request therefor. At the request of Landlord or any Mortgagee, Tenant agrees to execute a short form of this Lease and deliver the same to Landlord within ten (10) business days following the request therefor.

21.03 Estoppel Certificate. Tenant shall, within ten (10) Business Days after receipt of a written request, execute and deliver a commercially reasonable estoppel certificate addressed to Landlord and any parties reasonably requested by Landlord, such as a current or prospective Mortgagee or purchaser of the Building. Without limitation, such estoppel certificate may include a certification as to the status of this Lease and any particular obligations thereunder, the existence of any defaults, and the amount of Rent that is then due and payable.

21.04 Tenant Information. Upon Landlord’s request from time to time (but not more than once per calendar year, unless a Default occurs), Tenant shall provide to Landlord the financial statements for Tenant for its most recent fiscal year and fiscal quarter. Financial statements for each fiscal year shall be prepared and certified by a certified public accountant. If audited financials are not otherwise prepared, unaudited financials complying with generally accepted accounting principles and certified by the principal financial officer of Tenant shall suffice for purposes of this Section. If requested by Tenant, such financial statements shall be furnished pursuant to a confidentiality agreement in a form reasonably provided by Landlord for such purpose.

22.	Miscellaneous.

22.01 Measurement of Floor Area. Landlord and Tenant stipulate and agree that the Rentable Floor Area of the Premises originally leased to Tenant shall be conclusively deemed to be as specified in Section 1 and that the Rentable Floor Area of the Office Section of the Building is as specified in Exhibit B as of the date hereof. Any change in the Rentable Floor Area of the Premises on account of expansion shall be conclusively deemed to be as specified in any applicable expansion provisions under Exhibit F (if any) or in any amendment hereafter executed by Landlord and Tenant in connection with such expansion (if any). Any other change in the Rentable Floor Area of the Premises on account of casualty, condemnation, or the like shall be determined in accordance with the measurement standard that was originally used to determine the stipulated Rentable Floor Area for the space in question. Any change in the Rentable Floor Area of the Office Section of the Building on account of casualty, condemnation, or other changes to the Building shall be determined from time to time by Landlord based on area computations supplied by Landlord’s architect, which determinations shall be conclusive. References in this Lease to floor area measurements and square footage shall mean Rentable Floor Area unless the reference explicitly provides otherwise.

22.02 Notice of Lease. Tenant shall not record this Lease or any memorandum or notice without Landlord’s prior written consent.

22.03 Governing Law, Etc. This Lease shall be interpreted and enforced in accordance with the Laws of the state or commonwealth in which the Building is located and Landlord and Tenant hereby irrevocably consent to the jurisdiction and proper venue of such state or commonwealth. This Lease contains all of the agreements and understandings between Landlord and Tenant with respect to the Premises and supersedes all prior writings and dealings between them with respect thereto, including all lease proposals, letters of intent and other documents. Neither party is relying upon any warranty, statement or representation not contained in this Lease. If any term or provision of this Lease shall to any extent be void or unenforceable, the remainder of this Lease shall not be affected. This Lease may be amended only by a writing signed by all of the parties hereto. The titles are for convenience only and shall not be considered a part of the Lease. Where the phrases “persons acting under Tenant” or “persons claiming under Tenant” or similar phrases are used, such persons shall include subtenants, sub-subtenants, and licensees, and all employees, agents, independent contractors and invitees of Tenant or of such other parties. The enumeration of specific examples of or inclusions in a general provision shall not be construed as a limitation of the general provision. If Tenant is granted any extension option, expansion option, or other right or option, the exercise of such right or option (and notice thereof) must be unconditional to be effective, time always being of the essence to the exercise of such right or option; and if Tenant purports to condition the exercise of any option or to vary its terms in any manner, then the option granted shall be void and the purported exercise shall be ineffective. Unless otherwise stated herein, any consent or approval required hereunder may be given or withheld in the sole absolute discretion of the party whose consent or approval is required. Nothing herein shall be construed as creating the relationship between Landlord and Tenant of principal and agent, or of partners or joint venturers, or any relationship other than landlord and tenant. If there is more than one Tenant or if Tenant is comprised of more than one party or entity, the obligations imposed upon Tenant shall be joint and several obligations of all such parties and entities, any requests or demands from any one person or entity comprising Tenant shall be deemed to have been made by all such persons or entities, and notices to any one person or entity comprising Tenant shall be deemed to have been given to all such persons and entities. Tenant’s covenants contained in this Lease are independent and not dependent, and Tenant hereby waives the benefit of any statute or judicial law to the contrary. Tenant’s obligation to pay Rent shall not be discharged or otherwise affected by any law or regulation now or hereafter applicable to the Premises, or any other restriction on Tenant’s use, or (except as expressly provided in this Lease) any casualty or taking, or any failure by Landlord to perform any covenant contained herein, or any other occurrence; and no termination or abatement remedy that is not expressly provided for in this Lease for any breach or failure by Landlord to perform any obligation under this Lease shall be implied or applicable as a matter of law.

22.04 Representations. Tenant represents and warrants to Landlord, and agrees, that each individual executing this Lease on behalf of Tenant is authorized to do so on behalf of Tenant and that the entity(ies) or individual(s) constituting Tenant or Guarantor, or which may own or control Tenant or Guarantor, or which may be owned or controlled by Tenant or Guarantor, or any of Tenant’s or Guarantor’s affiliates, or any of their respective partners, members, shareholders or other equity owners, and their respective employees, officers, directors, representatives or agents are not and at no time will be (i) in violation of any Laws relating to terrorism or money laundering, or (ii) among the individuals or entities with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Assets Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated Nationals and Blocked Persons List for the purpose of identifying suspected terrorists or on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx or any replacement website or other replacement official publication of such list) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism, known as Executive Order 13224), or other governmental action and Tenant will not Transfer this Lease to, contract with or otherwise engage in any dealings or transactions or be otherwise associated with such persons or entities.

Landlord represents and warrants to Tenant that Landlord is (i) not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by OFAC and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation, (ii) not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States, including specifically the Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism

dated September 24, 2001 (as such may be amended) and (iii) the owner of the Project, the Property, and the Building in fee simple, and that it has the full power to execute this Lease and lease the Premises as provided in this Lease and that each individual executing this Lease on behalf of Landlord is authorized to do so on behalf of Landlord.

22.05 Waiver of Trial by Jury; No Other Waiver. Landlord and Tenant hereby waive any right to trial by jury in any proceeding based upon a breach of this Lease. No failure by either party to declare a default immediately upon its occurrence, nor any delay by either party in taking action for a default, nor Landlord’s acceptance of Rent with knowledge of a default by Tenant, shall constitute a waiver of the default, nor shall it constitute an estoppel. The delivery of keys to Landlord or to Landlord’s property manager shall not operate as a termination of this Lease or a surrender of the Premises.

22.06 Time Periods. Whenever a period of time is prescribed for the taking of an action by Landlord or Tenant (other than the payment of the Security Deposit or Rent), the period of time for the performance of such action shall be extended by the number of days that the performance is actually delayed due to strikes, acts of God, shortages of labor or materials, war, terrorist acts, pandemics, civil disturbances and other causes beyond the reasonable control of the performing party (“Force Majeure”).

22.07 Transfer of the Property. Landlord shall have the right from time to time to transfer and assign, in whole or in part, all of its rights and obligations under this Lease and in the Building and the Project. Upon transfer, Landlord shall be released from any further obligations hereunder and Tenant agrees to look solely to the successor in interest of Landlord for the performance of such obligations, to the extent that any successor pursuant to a voluntary, third party transfer (but not as part of an involuntary transfer resulting from a foreclosure or deed in lieu thereof) shall have assumed Landlord’s obligations under this Lease from and after the date of the transfer.

22.08 Submission. The submission of this Lease to Tenant or a summary of some or all of its provisions for examination does not constitute a reservation of or option for the Premises or an offer to lease, and no legal obligations shall arise with respect to the Premises or other matters herein unless and until such time as this Lease is executed and delivered by Landlord and Tenant and approved by the holder of any mortgage on the Building having the right to approve this Lease.

22.09 Brokers. Tenant represents that it has dealt directly with and only with the Broker(s) (described in Section 1) as a broker, agent or finder in connection with this Lease. Tenant shall indemnify and hold Landlord and the Landlord Related Parties harmless from all claims of any other brokers, agents or finders claiming to have represented Tenant in connection with this Lease. Landlord shall indemnify and hold Tenant and the Tenant Related Parties harmless from all claims of any brokers, agents or finders claiming to have represented Landlord in connection with this Lease. Any assistance rendered by any agent or employee of Landlord in connection with this Lease or any subsequent amendment or modification or any other document related hereto has been or will be made as an accommodation to Tenant solely in furtherance of consummating the transaction on behalf of Landlord, and not as agent for Tenant.

22.10 Survival. The expiration of the Term, whether by lapse of time, termination or otherwise, shall not relieve either party of any obligations that accrued prior to or which may continue to accrue after the expiration or termination of this Lease.

22.11 Quiet Enjoyment. This Lease is subject to all easements, restrictions, agreements, and encumbrances of record to the extent in force and applicable. Landlord covenants that Tenant, on paying the Rent and performing the tenant obligations in this Lease, shall peacefully and quietly have, hold and enjoy the Premises, free from any claim by Landlord or persons claiming under Landlord, but subject to all of the terms and provisions hereof, provisions of Law, and rights of record to which this Lease is or may become subordinate. This covenant is in lieu of any other so called quiet enjoyment covenant, either express or implied. This covenant shall be binding upon Landlord and its successors only during its or their respective periods of ownership of the Building.

22.12 Reservations. This Lease does not grant any rights to light or air over or about the Project. Landlord excepts and reserves exclusively to itself any and all rights not specifically granted to Tenant under this Lease. Landlord reserves the right to make changes to the Project as Landlord deems appropriate. Wherever this Lease requires Landlord to provide a customary service or to act in a reasonable manner (whether in incurring an expense, establishing a rule or regulation, providing an approval or consent, or performing any other act), this Lease shall be deemed also to provide that whether such service is customary or such conduct is reasonable shall be determined by reference to the practices of owners of buildings that (i) are comparable to the Building in size, age, class, quality and location, and (ii) at Landlord’s option, have been, or are being prepared to be, certified under the U.S. Green Building Council’s Leadership in Energy and Environmental Design (LEED) rating system or a similar rating system.

22.13 Rents from Real Property. Landlord and Tenant agree that all rental payable by Tenant to Landlord, which includes all sums, charges, or amounts of whatever nature to be paid by Tenant to Landlord in accordance with the provisions of this Lease, shall qualify as “rents from real property” within the meaning of both Sections 512(b)(3) and 856(d) of the Internal Revenue Code of 1986, as amended (the “Code”) and the U.S. Department of Treasury Regulations promulgated thereunder (the “Regulations”). In the event that Landlord, in its sole discretion, determines that there is any risk that all or part of any rental shall not qualify as “rents from real property” for the purposes of Sections 512(b)(3) or 856(d) of the Code and the Regulations promulgated thereunder, Tenant agrees (i) to cooperate with Landlord by entering into such amendment or amendments as Landlord deems necessary to qualify all payments as “rents from real property,” (ii) to permit an assignment of this Lease and (iii) to allow Landlord to assign any and all obligations that Landlord has under this Lease to a third party; provided, however, that any adjustments required pursuant to this paragraph shall be made so as to produce the equivalent rental payments (in economic terms) payable prior to such adjustment.

22.14 Unrelated Business Taxable Income. Landlord shall have the right at any time and from time to time to unilaterally amend the provisions of this Lease, if Landlord is advised by its counsel that all or any portion of the monies paid by Tenant to Landlord hereunder are, or may be deemed to be, unrelated business income within the meaning of the Code or the Regulations, and Tenant agrees that it will execute all documents or instruments necessary to effect such amendment or amendments, provided that no such amendment shall result in Tenant having to pay in the aggregate more money on account of its occupancy of the Premises under the terms of this Lease, as so amended, and provided further that no such contract shall result in Tenant having materially greater obligations or receiving less services, or services of a lesser quality than it is presently entitled to receive under this Lease. Any services which Landlord is required to furnish pursuant to the provisions of this Lease may, at Landlord’s option, be furnished from time to time, in whole or in part, by employees of Landlord or Landlord’s managing agent or its employees or by one or more third parties hired by Landlord or Landlord’s managing agent. Tenant agrees that upon Landlord’s written request it will enter into direct agreements with Landlord’s managing agent or other parties designated by Landlord for the furnishing of any such services required to be furnished by Landlord hereunder, in the form and content approved by Landlord, provided however that no such contract shall result in Tenant having to pay in the aggregate more money on account of its occupancy of the Premises under the terms of this Lease, and provided further that no such contract shall result in Tenant having materially greater obligations or receiving less services, or services of a lesser quality than it is presently entitled to receive under this Lease.

22.15 ERISA. Tenant represents that (a) neither Tenant nor any entity controlling or controlled by Tenant owns a ten percent (10%) or more interest (within the meaning of Prohibited Transaction Class Exemption 84-14) in JPMorgan Chase Bank, N.A. (“JPMorgan”) or any of JPMorgan’s affiliates, and (b) neither JPMorgan, nor, to Tenant’s actual knowledge (after having used reasonable efforts to ascertain the accuracy of such information), any of its affiliates, owns a ten percent (10%) or more interest in Tenant or any entity controlling or controlled by Tenant.

22.16 Execution. This Lease may be executed in one or more counterparts and, when executed by each party, shall constitute an agreement binding on all parties notwithstanding that all parties are not signatories to the original or the same counterpart provided that all parties are furnished a copy or copies thereof reflecting the signature of all parties. Transmission of a facsimile or by email of a pdf copy of the signed counterpart of the Lease shall be deemed the equivalent of the delivery of the original, and any party so delivering a facsimile or pdf copy of the signed counterpart of the Lease by email transmission shall in all events deliver to the other party an original signature promptly upon request.

Landlord and Tenant have executed this Lease as a sealed Massachusetts instrument in two or more counterparts as of the Effective Date of this Lease set forth above.

LANDLORD: 500 BOYLSTON & 222 BERKELEY OWNER (DE) LLC, a Delaware limited liability company

By:	/s/ Chad Remis

Name:	Chad Remis
Title:	Vice President

By:	/s/ Kristen E. Binck

Name:	Kristen E. Binck
Title:	Assistant Secretary

TENANT: resTORbio, Inc. a Delaware corporation

By:	/s/ Chen Schor

Name:	Chen Schor
Title:	President and CEO

EXHIBIT A

OUTLINE AND LOCATION OF PREMISES

This Exhibit is attached to and made a part of the Office Lease Agreement (the “Lease”) by and between 500 BOYLSTON & 222 BERKELEY OWNER (DE) LLC, a Delaware limited liability company (“Landlord”), and resTORbio, Inc. (“Tenant”), for space in the Building located at 500 Boylston Street, Boston, Massachusetts 02116.

[see attached floor plan]

A-1

500 BOYLSTON STREET
FLOOR PLAN
12TH FLOOR - AS BUILT PLAN - 4,544 SF

OXFORD

ST. JAMES AVENUE
BERKELEY STREET
CLARENDON STREET
BOYLSTON STREET
N

A-2

EXHIBIT B

EXPENSES AND TAXES

This Exhibit is attached to and made a part of the Office Lease Agreement (the “Lease”) by and between 500 BOYLSTON & 222 BERKELEY OWNER (DE) LLC, a Delaware limited liability company (“Landlord”), and resTORbio, Inc. (“Tenant”), for space in the Building located at 500 Boylston Street, Boston, Massachusetts 02116. Capitalized terms used but not defined herein shall have the meanings given in the Lease.

1.	Payments.

1.01 Expenses and Taxes. Tenant shall pay Tenant’s Proportionate Share of (a) the amount of Expenses (defined below) for each calendar year during the Term and (b) the amount of Taxes (defined below) for each calendar year during the Term. Landlord shall provide Tenant with a good faith estimate of the Expenses and Taxes for each calendar year during the Term. On or before the first day of each month, Tenant shall pay to Landlord a monthly installment equal to one-twelfth of Tenant’s Proportionate Share of Landlord’s estimate of the Expenses and Taxes. If Landlord determines that its good faith estimate of the Expenses or of the Taxes was incorrect by a material amount, Landlord may from time to time provide Tenant with a revised estimate. After its receipt of the revised estimate, Tenant’s monthly payments shall be based upon the revised estimate. If Landlord does not provide Tenant with an estimate of the Expenses or the Taxes by January 1 of a calendar year, Tenant shall continue to pay monthly installments based on the previous year’s estimate(s) until Landlord provides Tenant with the new estimate. Upon delivery of the new estimate, an adjustment shall be made for any month for which Tenant paid monthly installments based on the previous year’s estimate. Tenant shall pay Landlord the amount of any underpayment within thirty (30) days after receipt of the new estimate. Any overpayment shall be refunded to Tenant within thirty (30) days or credited against the next due future installment(s) of Additional Rent. Appropriate adjustments (including adjustments in the amounts of Expenses and Taxes, which are calculated on an annual basis as set forth above) shall be made for any portion of a year at the beginning or end of the Term or for any year during which changes occur in the percentage of occupancy of the Building or in the Rentable Floor Area to which Landlord furnishes particular services.

1.02 Reconciliation. As soon as is practical following the end of each calendar year, Landlord shall furnish Tenant with a statement of the actual Expenses and the actual Taxes for the prior calendar year. If the amount of estimated Expenses or estimated Taxes for the prior calendar year is more than the actual Expenses or actual Taxes, as the case may be, for the prior calendar year, Landlord shall either provide Tenant with a refund or apply any overpayment by Tenant against Additional Rent due or next becoming due, provided that, if the Term expires before the determination of the overpayment, Landlord shall refund any overpayment to Tenant after first deducting the amount of Rent due. If the amount of estimated Expenses or estimated Taxes for the prior calendar year is less than the actual Expenses or actual Taxes, as the case may be, for such prior year, Tenant shall pay Landlord, within thirty (30) days after its receipt of the statement of Expenses or Taxes, any underpayment for the prior calendar year. Landlord’s annual statement with respect to Expenses and Taxes, or any other statement regarding other Additional Rent, shall be binding upon, and may not be disputed by, Tenant unless the statement is incorrect and is disputed by Tenant, within one hundred twenty (120) days after Tenant’s receipt of Landlord’s statement, by a notice to Landlord specifically stating the grounds for dispute. Tenant’s failure so to dispute Landlord’s statement shall constitute a waiver of Tenant’s right to dispute the statement. Notwithstanding any dispute concerning any Landlord’s statement, payments shall be made by the parties in accordance with Landlord’s statement at the time and in the manner set forth above, and if necessary there shall be a further adjustment between the parties at the time the dispute is resolved.

2.	Property Operating Expenses.

2.01 “Expenses” means all costs and expenses incurred in each calendar year in connection with operating, maintaining, repairing, and managing the Building, the Property, and the Common Areas of the Project, subject to the provisions of this Section 2. Expenses include, without limitation: (a) all labor and labor related costs, including wages, salaries, bonuses, taxes, insurance, uniforms, training, retirement plans, pension plans and other employee benefits (which shall be equitably prorated by Landlord between the Building and other buildings or properties to which the applicable employee is providing services); (b) management fees in an amount equal to three percent (3%) of the gross revenues of the Building; (c) the cost of equipping, staffing and operating an on-site and/or off-site management office for the Building (including, without limitation, the market rental for the management office located in the Building), provided if the management office services one or more other buildings or properties, the shared costs and expenses of equipping, staffing and operating such management office(s) shall be equitably prorated and apportioned by Landlord between the Building and the other buildings or properties; (d) costs of accounting and IT services (which shall be equitably prorated by Landlord between the Building and other buildings or properties to which such services are provided); (e) the cost of services (which shall be equitably prorated by Landlord between the Building and other buildings or properties to which such services are provided); (f) rental and purchase cost of parts, supplies, tools and equipment (which shall be equitably prorated by Landlord between the Building and other buildings or properties where such parts, supplies, tools and equipment are used); (g) insurance premiums and deductibles paid by Landlord; (h) electricity, gas and other utility costs; and (i) the amortized cost of capital improvements (as distinguished from replacement parts or components installed in the ordinary course of business) that are: (1) intended to effect economies in the operation or maintenance of the Property, reduce current or future Expenses or (2) required under any Law that is enacted or first interpreted to apply to the Property after the Effective Date. The cost of capital improvements shall be amortized by Landlord over the Payback Period (defined below) in the case of items under the preceding clause (i)(1) and over the useful life of the capital improvement in the case of items under the preceding clause (i)(2), in each case as reasonably determined by Landlord. The amortized cost of capital improvements may, at Landlord’s option, include actual or imputed interest at the rate that Landlord would reasonably be required to pay to finance the cost of the capital improvement. “Payback Period” means the reasonably estimated period of time that it takes for the cost savings resulting from a capital improvement to equal the total cost of the capital improvement. Landlord, by itself or through an affiliate, shall have the right to directly perform, provide and be compensated for any services under the Lease. If Landlord incurs Expenses for the Common Areas of the Project or for the Building or Property together with one or more other buildings or properties, whether pursuant to a reciprocal easement agreement, common area agreement or otherwise, the shared costs and expenses shall be equitably prorated and apportioned by Landlord between the Building and Property and the other buildings or properties.

2.02 Exclusions. Expenses shall not include: those costs and expenses which are specifically attributable to and separately paid by the tenants of the Retail Section of the Building and not provided to Tenant hereunder; that portion of the costs and expenses relating to the loading dock facilities and other Common Areas that exclusively serve the Retail Section of the Building or is paid by the tenants in the Retail Section of the Building; the cost of capital improvements (except as set forth above); depreciation or amortization (except as provided in Paragraph 2.01(i) above); principal and interest payments of mortgage and other non-operating debts of Landlord; the cost of repairs or other work to the extent Landlord is reimbursed by insurance or condemnation proceeds; costs in connection with leasing space in the Building, including legal fees, brokerage commissions, lease concessions, rental abatements, and construction allowances granted to specific tenants; costs incurred in connection with the sale, financing or refinancing of the Building; fines, interest and penalties incurred due to the late payment of Taxes or Expenses; organizational expenses associated with the creation and operation of the entity which constitutes Landlord; any penalties or damages that Landlord pays to Tenant under this Lease or to other tenants in the Building under their respective leases; salaries and benefits of personnel above the grade of the Building’s general manager; costs of operating, maintaining, repairing, and managing the garage serving the Building; ground lease rent; replacement or contingency reserves; costs of assessment or remediation of specific releases or spills of, and the cost of defending against claims in regard to the existence or release of, hazardous materials in the Building or the Property, except with respect to those costs for which Tenant is otherwise responsible pursuant to the express terms of this Lease; costs of electricity provided to tenants’ premises, if and to the extent that Tenant is charged for such electricity services under other provisions of this Lease; costs of special services that are separately chargeable to Tenant and other tenants; and charitable or political contributions.

2.03 Adjustments. If at any time during a calendar year the Building is not fully occupied and receiving Landlord services hereunder (or if a service provided by Landlord to tenants of the Building generally is not provided by Landlord to particular tenant(s) due to self-provided services or other circumstances), Expenses shall, at Landlord’s option, be determined as if the Building had been fully occupied (and all services provided by Landlord to tenants of the Building generally had been provided by Landlord to tenants occupying the entire Building) during that calendar year.

2.04 Related Definitions. As used herein, “Tenant’s Proportionate Share” shall initially be as specified in Section 1 of the Lease, subject to adjustment from time to time to reflect the ratio in which the Rentable Floor Area of the Premises bears to the greater of (i) ninety-five percent (95%) of the total Rentable Floor Area of the Office Section of the Building, or (ii) the Total Leased Rentable Floor Area. The Rentable Floor Area of the Office Section of the Building shall be deemed to be 684,433 square feet as of the Effective Date. The “Total Leased Rentable Floor Area” shall mean the sum of the Rentable Floor Area leased to all tenants of the Office Section of the Building over the course of a year, determined on the basis of a weighted averaging of the sum of the Rentable Floor Area leased to and occupied by all tenants of the Office Section of the Building receiving standard building services on each day of that year. Landlord reserves the right from time to time to change or recalculate the total Rentable Floor Area of the Office Section as provided in Section 22.01 of the Lease and the Total Leased Rentable Floor Area of the Office Section of the Building based on changes in occupancy from time to time.

3.	Property Taxes.

“Taxes” shall mean, subject to the following provisions hereof: (a) all real property taxes and other assessments on the Building and/or Property, including, but not limited to, gross receipts taxes, assessments for special improvement districts and business improvement districts, governmental charges, fees and assessments for police, fire, traffic mitigation or other governmental service of purported benefit to the Property, taxes and assessments levied in substitution or supplementation in whole or in part of any such taxes and assessments and the Property’s share of any real estate taxes and assessments under any reciprocal easement agreement, common area agreement, or similar agreement as to the Property; (b) all personal property taxes for property that is owned by Landlord and used in connection with the operation, maintenance and repair of the Property; and (c) all costs and fees incurred in connection with seeking reductions in any tax liabilities described in (a) and (b), including, without limitation, any costs incurred by Landlord for compliance, review, and appeal of tax liabilities. Without limitation, Taxes shall be determined without regard to any “green building” credit and shall not include any income, capital levy, transfer, capital stock, gift, estate, or inheritance tax or any penalties, interest, or late payment charges due to Landlord’s failure to timely pay Taxes. Taxes shall further exclude that portion of the items enumerated in this Section which is allocated by Landlord to the Retail Section and the garage serving the Building. If a change in Taxes is obtained for any year of the Term during which Tenant paid Tenant’s Proportionate Share of Taxes, then Taxes for that year will be retroactively adjusted and Landlord shall provide Tenant with a credit, if any, based on the adjustment. Tenant shall pay Landlord the amount of Tenant’s Proportionate Share of any such increase in Taxes within thirty (30) days after Tenant’s receipt of a statement from Landlord. For the purpose of determining Taxes for any given calendar year, the amount to be included in Taxes for such year shall be as follows: (1) with respect to any special assessment that is payable in installments, Taxes for such year shall include the amount of the installment (and any interest) due and payable during such calendar year; and (2) with respect to all other real estate taxes, Taxes for such year shall, at Landlord’s election, include either the amount accrued, assessed, or otherwise imposed for such calendar year, provided that Landlord’s election shall be applied consistently throughout the Term of the Lease.

Schedule B-1

Cleaning Specifications

[see attached list]

The current cleaning specifications for the Building are set forth on the attached schedule. Any particular elements of such cleaning specifications are subject to change from time to time by Landlord in a manner consistent with other first-class high-rise office buildings in downtown Boston.

CLEANING SPECIFICATIONS

A.	Daily Services - General (after 6:00 p.m. on Business Days)

1.	Empty trash cans.
2.	Dust all horizontal surfaces, desks, chairs, files, telephones, picture frames, etc. Computers will not be dusted.
3.	Damp wash and wipe dry plastic or Formica desktops free of papers.
4.	Clean and sanitize drinking fountains.
5.	Spot clean all windows glass, including lobby doors for fingerprints and smudges
6.	Dust mop and spot clean all tiled areas.
7.	Vacuum carpeted traffic areas daily, wall to wall once per week.

B.	Daily Services - Restrooms

1.	Remove trash and clean receptacles.
2.	Clean and sanitize lavatories, commodes, and urinals.
3.	Clean out corners and edges.
4.	Clean mirrors.
5.	Spot clean wall tile and partitions.
6.	Replenish supplies.
7.	Sweep floor.
8.	Mop and disinfect floor as necessary.

C.	Daily Services - Elevators

1.	Clean light lenses and replace burned out bulbs.
2.	Spot clean walls.
3.	Clean edges, corners, and tracks.
4.	Vacuum carpet.

D.	Daily Services - Street Level

1.	Sweep all marble and/or granite public areas.
2.	Clean all glass entrance ways and side panels.
3.	Empty all ash urns.
4.	Spot clean marble and/or granite walls.
5.	Dust all horizontal edges.

E.	Weekly Services - Stairways

1.	Sweep from top to bottom.
2.	Dust handrails and ledges.
3.	Dust lights between floors.

F.	Weekly Services - Marble/Granite Floors

1.	Mop and/or wash all public areas.

G.	Monthly Services - Tile Floors

1.	Clean and wash all traffic lanes and other “high wear” areas.

H.	Annual Services - General

1.	Clean inside of all exterior windows.
2.	Clean all fluorescent light fixture lenses.
3.	Wash down all restroom walls and partitions.

I.	Services as required

1.	Spot clean carpeted areas.
2.	Shampoo public areas outside tenant space.
3.	Damp mop all tile floors.
4.	Strip and recoat all tile floors.

J.	Services - Building Exterior

1.	Daily
a.	Police building perimeter for trash.
b.	Remove trash from tree wells and planters.

K.	Services - Day Crew

1.	Police and replenish supplies in all restrooms.
2.	Vacuum all passenger elevators twice each day.
3.	Clean and vacuum garage elevators.
4.	Clean all ash urns twice each day.
5.	Clean all glass entrance doors in main lobby.
6.	Dust mop and/or damp mop all marble and/or granite floors in main lobby once each day.
7.	Clean all windows on building perimeter at street level as needed.
8.	Clean service area, hallway, and dock area.

EXHIBIT C

WORK LETTER

This Exhibit is attached to and made a part of the Office Lease Agreement (the “Lease”) by and between 500 BOYLSTON & 222 BERKELEY OWNER (DE) LLC, a Delaware limited liability company (“Landlord”), and resTORbio, Inc. (“Tenant”), for space in the Building located at 500 Boylston Street, Boston, Massachusetts 02116. Capitalized terms used but not defined herein shall have the meanings given in the Lease.

(Initial Tenant Work - “spec build out” - to be Performed by Landlord)

C.1 Landlord’s Work. Landlord shall, at its sole expense (except for Tenant’s Contribution Amount, as set forth below), construct the spec build-out for the Premises as described on the attached Schedule C-1 (the “Initial Tenant Work”), in accordance with, and subject to, the provisions of this Exhibit C. All Initial Tenant Work shall be performed by Landlord in a good and workmanlike manner in compliance with applicable Laws. Concurrently with the execution of this Lease, Tenant shall pay to Landlord the agreed amount of $4,500.00 (the “Tenant’s Contribution Amount”), which represents Tenant’s share of the costs of the Initial Tenant Work to be performed by Landlord hereunder.

C.2 Substantial Completion Date. The “Substantial Completion Date” (for purposes of Section 3.01(b) of the Lease) shall mean the date on which the Landlord has “substantially completed” the Initial Tenant Work. Landlord shall use reasonable efforts to substantially complete the Initial Tenant Work on or before January 10, 2018. In the event that the Substantial Completion Date is delayed beyond January 15, 2018 (other than due to a Tenant Delay, as defined below), then the “Rent Commencement Date” set forth in Section 1.04 of the Lease shall be delayed by one day for each day of such delay by Landlord in achieving the Substantial Completion Date after January 15, 2018.

For purposes hereof, “substantially complete” and “substantial completion” shall mean that (i) the Initial Tenant Work by Landlord under this Paragraph C.2 has been completed, other than minor punchlist-type items the completion of which will not unreasonably delay or interfere with Tenant’s occupancy of the Premises for the regular conduct of business (“Punch-List Items”), (ii) a temporary certificate of occupancy (as evidenced by obtaining all governmental sign-offs on the building permit for the Initial Tenant Work sufficient to permit occupancy of the Premises) or a permanent certificate of occupancy shall have been obtained for the Premises (which temporary or permanent certificate of occupancy shall not have any conditions that would restrict or prohibit the use of the Premises for the Permitted Uses), (iii) the HVAC and other mechanical, electrical, plumbing, and life safety systems serving the Premises are in good working order (subject to any Punch-List Items), and (iv) the Premises are free of Landlord’s construction-related materials, debris, and trash (other than due to Tenant’s entry under Paragraph C.3 below). The foregoing provisions shall be self-operative, but in confirmation thereof at Landlord’s request Tenant shall execute and deliver an instrument confirming the date on which substantial completion of such work occurred, provided that any failure by Tenant to execute and return such confirmatory instrument (or to provide written objection identifying the elements of the work that Tenant claims must be completed in order to achieve substantial completion of such work) within three (3) Business Days after its delivery to Tenant shall be deemed Tenant’s acknowledgement that the applicable work was substantially complete on the date set forth in such instrument.

C.3 Tenant’s Furniture and Equipment. The Initial Tenant Work to be performed by Landlord under this Exhibit C shall include only the construction of the Leasehold Improvements described on Schedule C-1 and shall not include the purchase, installation, or testing of any personal property, furniture, computers or telecommunications equipment, or any other specialized business fixtures and equipment or wiring therefor (even if the same may be generally depicted for illustration or space planning purposes on the preliminary plans on Schedule C-1), all of which shall be Tenant’s responsibility under this Paragraph C.3. Prior to the Substantial Completion Date, any entry by Tenant into the Premises for the purposes of installing Tenant’s wiring, furniture, equipment, and personal property shall be subject in each case to (i) Landlord’s approval of the schedule and scope of such work (which shall not delay the performance by Landlord of the Initial Tenant Work), (ii) Landlord’s approval of Tenant’s contractors or vendors for such work in accordance with Section 8 of the Lease, (iii) Landlord’s receipt from Tenant of copies of all necessary permits for the applicable work by Tenant, if any, and (iv) customary insurance certificates from Tenant’s contractors, subcontractors, and other parties acting under Tenant with respect to the applicable work in accordance with Section 8 of the Lease. Tenant shall be responsible for any damage to the Initial Tenant Work or the Premises caused by Tenant or its employees, agents, contractors, subcontractors, material suppliers and laborers in connection with such entry. Any entry into the Premises by Tenant (or its contractors, subcontractors, or other parties acting under Tenant) prior to the Substantial Completion Date shall be subject to all of the provisions of the Lease that are applicable to the Premises during the Term, except for the obligation to pay Base Rent and the Expense Excess and Tax Excess charges.

C.4 Close-Out of Initial Tenant Work. On a date reasonably specified by Landlord, Landlord and Tenant shall inspect the Initial Tenant Work for the purpose of preparing a list of Punch-List Items then remaining to be completed (the “Final Punchlist”). Landlord shall submit the Final Punchlist to Tenant, and Tenant shall sign and return the Final Punchlist to Landlord within three (3) Business Days after its receipt (or, if earlier, by the day before Tenant takes occupancy of the Premises), noting any items that Tenant reasonably believes should be added thereto. Items shall not be added to the Final Punchlist by Tenant after it is delivered to Landlord. If the Final Punchlist is not timely delivered by Tenant, then the Initial Tenant Work shall be deemed final and complete, and Landlord shall have no further obligation to cause any other Initial Tenant Work to be completed, other than (i) the Punch-List Items specified by Landlord in Landlord’s Final Punchlist and (ii) the correction of latent defects as provided below. With respect to items on the Final Punchlist not in dispute, Landlord shall cause such Punch-List Items to be completed in a diligent manner during regular business hours, but in a manner that will seek to minimize interruption of Tenant’s use and occupancy. Landlord shall use commercially reasonable efforts to complete such Punch-List Items within sixty (60) days after the Substantial Completion Date.

Except for latent defects and uncompleted items of Initial Tenant Work specified in the Final Punchlist, Tenant shall be deemed to have accepted all elements of the Initial Tenant Work on the Term Commencement Date. In the case of a dispute concerning the completion of items of the Initial Tenant Work specified in the Final Punchlist, such items shall be deemed completed and accepted by Tenant upon the delivery to Tenant of a certificate of Landlord’s architect or contractor that such items have been completed. In the case of latent defects in the Initial Tenant Work appearing after the Term Commencement Date, Tenant shall be deemed to have waived any claim for correction or cure thereof on the earlier of (a) the date thirty (30) days after the date such defect was discovered if Tenant has not then given notice thereof to Landlord or (b) the date fifty one (51) weeks following the Substantial Completion Date if Tenant has not then given notice of such defect to Landlord. With respect to items as to which Tenant has given adequate and timely notice hereunder, and if the period during which Landlord’s contractor is responsible to remedy or replace faulty materials or workmanship has not expired, Landlord shall use reasonable efforts to cause Landlord’s contractor so to remedy, repair, or replace any incomplete, defective or malfunctioning aspects of the Initial Tenant Work that adversely affect Tenant’s occupancy of the Premises, such action to occur as soon as practicable during normal working hours and so as to avoid any unreasonable interruption of Tenant’s use of the Premises. If timely and adequate notice has been given and if Landlord has other guarantees, contract rights, or other claims against contractors, materialmen or architects, Landlord shall, with regard to any incomplete, defective or malfunctioning aspects of the Initial Tenant Work that materially affect Tenant’s occupancy of the Premises, use reasonable efforts to enforce such guarantees or contract rights. The foregoing shall constitute Landlord’s entire obligation with respect to all incomplete, defective, or malfunctioning aspects of the Initial Tenant Work.

C.5 Tenant’s Authorized Representative. Tenant hereby designates John McCabe to serve as Tenant’s Authorized Representative, who shall have full power and authority to act on behalf of Tenant on any matters relating to the Initial Tenant Work. Tenant may from time to time change the Tenant’s Authorized Representative or designate additional Tenant’s Authorized Representative(s) by written notice delivered to Landlord in accordance with the Lease.

C.6 Tenant Delays. Any delay in the commencement or in the performance of the Initial Tenant Work that actually occurs as a result of any of the following events or requests, as the case may be, is referred to herein as a “Tenant Delay”:

(i)	any failure by Tenant to timely respond to requests for information necessary to carry out the Initial Tenant Work within three (3) Business Days;

(ii)	any request made by Tenant for Landlord to delay or suspend the Initial Tenant Work, or to make a change or addition to the Initial Tenant Work, whether or not actually implemented (it being agreed, however, that Landlord shall not be required to comply with any such request and may decline to comply therewith in its sole discretion, and if Landlord elects to comply with such a request, Tenant shall be responsible for all costs arising from such request, including without limitation additional design and construction costs and applicable mark-ups, and shall pay such costs to Landlord, within ten (10) days after invoice); or

(iii)	any delay due to any interference or damage caused by Tenant or any Tenant Party (including without limitation any equipment vendors) arising from Tenant’s entry into the Premises Paragraph C.3 above.

For each day of Tenant Delay, the “Substantial Completion Date” shall be deemed to be one day earlier than the actual date thereof, and the Term Commencement Date and Tenant’s obligation to pay Base Rent and additional charges shall be accelerated accordingly under Section 3.01 of the Lease.

Schedule C-1

Description of Initial Tenant Work

[see attached plans and specifications]

The Initial Tenant Work shall consist of Landlord’s “spec build-out” of the Premises as follows:

(i)	the office lay-out in the locations generally shown on the preliminary plans attached hereto,

(ii)	all Base Building systems furnished to the Premises (including, without limitation, electrical conduits and appurtenances, plumbing, heating, ventilating and air conditioning (HVAC systems), in good working order and condition, and

(iii)	finishes consistent with or superior to the finishes in the spec suite space for Polen Capital on the eleventh (11th) floor of the Building.

ST. JAMES
PRIVATE OFFICE 12-06
PRIVATE OFFICE 12-05
CONFERENCE 12-04
CONFERENCE 12-03
OPEN OFFICE 12-07
RECEPTION 12-01
PANTRY 12-08
IDF 12-09
FEC
COATS 12-02
BERKELEY ST.
CLARENDON ST.
BOYLSTON ST.

Department Legend

- AMENITY
- CONFERENCE
- CORE
- PRIVATE OFFICE
- SUPPORT

SUMMARY

SPACE	
WORKSTATIONS	24
PRIVATE OFFICES	2
CONFERENCE	2
IDF	1
PANTRY	1
COPY	0
COATS	1
USF	4544
USF/SEAT	175

INTERIOR ARCHITECTS

500 BOYLSTON
12TH FLOOR
12/04/2017

ST. JAMES
BOYLSTON ST.
BERKELEY ST.
CLARENDON ST.
PRIVATE OFFICE 12-05
PRIVATE OFFICE 12-05
CONFERENCE 12-04
CONFERENCE 12-03
OPEN OFFICE 12-01
RECEPTION 12-01
PANTRY 12-08
COATS 12-02
PANTRY FINISHES:
PLAM CABINETS
SOLID SURFACE
COUNTER
TILE BACKSPLASH
PLAM SHELF, METAL ROD

Department Legend

- AMENITY
- CONFERENCE
- CORE
- PRIVATE OFFICE
- SUPPORT

SUMMARY

SPACE	
WORKSTATIONS	24
PRIVATE OFFICES	2
CONFERENCE	2
IDF	1
PANTRY	1
COPY	0
COATS	1
USF	4544
USF/SEAT	175

RECEPTION: PORCELAIN TILE

OPEN OFFICE AND OFFICES: GENERAL CARPET RUBBER WALL BASE

PANTRY: RESILIENT FLOORING RUBBER WALL BASE

IDF: STATIC DISSIPATIVE TILE RUBBER WALL BASE

GLASS FRONTS

IA | INTERIOR ARCHITECTS

500 BOYLSTON
12TH FLOOR
12/04/2017

FINISHES

RECEPTION TILE

GENERAL CARPET

ACCENT LIGHT IN PANTRY

ACCENT LIGHT IN RECEPTION

COVE LIGHTING AT RECEPTION

GENERAL OFFICE LIGHTING

PANTRY BACKSPLASH

FRAMES & HARDWARE

PANTRY COUNTER

PANTRY CABINETS

PANTRY FLOORING

OXFORD

IA INTERIOR ARCHITECTS

OXFORD SPEC SUITES

EXHIBIT D

COMMENCEMENT LETTER

(EXAMPLE)

Date

Tenant
Address

Re:	Commencement Letter with respect to that certain Lease dated as of , 20 , by and between 500 BOYLSTON & 222 BERKELEY OWNER (DE) LLC, a Delaware limited liability company, as Landlord, and , as Tenant, for rentable square feet on the floor of the Building located at 500 Boylston Street, Boston, Massachusetts 02116.

Lease Id:

Business Unit Number:

Dear                             :

In accordance with the terms and conditions of the above referenced Lease, Tenant accepts possession of the Premises and acknowledges:

1. The Term Commencement Date of the Lease is                     . The Rent Commencement Date of the Lease is                     .

2. The Term Expiration Date of the Lease is                     .

Please acknowledge the foregoing and your acceptance of possession by signing all 3 counterparts of this Commencement Letter in the space provided and returning two (2) fully executed counterparts to my attention. Tenant’s failure to execute and return this letter, or to provide written objection to the statements contained in this letter, within thirty (30) days after the date of this letter shall be deemed an approval by Tenant of the statements contained herein.

Sincerely,

Authorized Signatory Acknowledged and Accepted:

Tenant:

By:
Name:
Title:
Date:

EXHIBIT E

BUILDING RULES AND REGULATIONS

This Exhibit is attached to and made a part of the Office Lease Agreement (the “Lease”) by and between 500 BOYLSTON & 222 BERKELEY OWNER (DE) LLC, a Delaware limited liability company (“Landlord”), and resTORbio, Inc. (“Tenant”), for space in the Building located at 500 Boylston Street, Boston, Massachusetts 02116. Capitalized terms used but not defined herein shall have the meanings given in the Lease.

The following rules and regulations shall apply, where applicable, to the Premises, the Building, the parking facilities (if any), the Property and the appurtenances. In the event of a conflict between the following rules and regulations and the remainder of the terms of the Lease [as noted in brackets below], the remainder of the terms of the Lease shall control.

1. Sidewalks, doorways, vestibules, halls, stairways and other similar areas shall not be obstructed by Tenant or used by Tenant for any purpose other than ingress and egress to and from the Premises. No rubbish, litter, trash, or material shall be placed, emptied, or thrown in those areas. At no time shall Tenant permit Tenant’s employees to loiter in Common Areas or elsewhere about the Building or Property.

2. Plumbing fixtures and appliances shall be used only for the purposes for which designed and no sweepings, rubbish, rags or other unsuitable material shall be thrown or placed in the fixtures or appliances.

3. No signs, advertisements or notices shall be painted or affixed to windows, doors or other parts of the Building, except those of such color, size, style and in such places as are first approved in writing by Landlord. All tenant identification and suite numbers at the entrance to the Premises shall be installed by Landlord, at Tenant’s cost and expense, using the standard graphics for the Building. Except in connection with the hanging of lightweight pictures and wall decorations, no nails, hooks or screws shall be inserted into any part of the Premises or Building except by the Building maintenance personnel without Landlord’s prior approval, which approval shall not be unreasonably withheld.

4. Landlord may provide and maintain in the first floor (main lobby) of the Building an alphabetical directory board or other directory device listing tenants and no other directory shall be permitted unless previously consented to by Landlord in writing.

5. Tenant shall not place any lock(s) on any door in the Premises or Building without Landlord’s prior written consent, which consent shall not be unreasonably withheld, and Landlord shall have the right at all times to retain and use keys or other access codes or devices to all locks within and into the Premises. A reasonable number of keys and/or access cards to the locks on the entry doors in the Premises shall be furnished by Landlord to Tenant at Tenant’s cost and Tenant shall not make any duplicate keys or access cards. All keys and access cards shall be returned to Landlord at the expiration or early termination of the Lease.

6. All contractors, contractor’s representatives and installation technicians performing work in the Building shall be subject to Landlord’s prior approval, which approval shall not be unreasonably withheld, and shall be required to comply with Landlord’s standard rules, regulations, policies and procedures, which may be revised from time to time. Landlord has no obligation to allow any particular telecommunication service provider to have access to the Building or to the Premises. If Landlord permits access, Landlord may condition the access upon the payment to Landlord by the service provider of fees assessed by Landlord in Landlord’s sole discretion.

7. Movement in or out of the Building of furniture or office equipment, or dispatch or receipt by Tenant of merchandise or materials requiring the use of elevators, stairways, lobby areas or loading dock areas, shall be performed in a manner and restricted to hours reasonably designated by Landlord. Tenant shall obtain Landlord’s prior approval by providing a detailed listing of the activity, including the names of any contractors, vendors or delivery companies, which approval shall not be unreasonably withheld. Tenant shall assume all risk for damage, injury or loss in connection with the activity.

8. Landlord shall have the right to approve the weight, size, or location of heavy equipment or articles in and about the Premises, which approval shall not be unreasonably withheld; provided that approval by Landlord shall not relieve Tenant from liability for any damage in connection with such heavy equipment or articles.

9. Corridor doors, when not in use, shall be kept closed.

10. Tenant shall not: (a) make or permit any improper, objectionable or unpleasant noises, odors, or vibrations in the Building, or otherwise interfere in any way with other tenants or persons having business with them; (b) solicit business or distribute or cause to be distributed, in any portion of the Building, handbills, promotional materials or other advertising; or (c) conduct or permit other activities in the Building that might, in Landlord’s sole [good faith] opinion, constitute a nuisance.

11. No animals, except those assisting handicapped persons, shall be brought into the Building or kept in or about the Premises.

12. No inflammable, explosive or dangerous fluids or substances shall be used or kept by Tenant in the Premises, Building or about the Property, except for those substances as are typically found in similar premises used for general office purposes and are being used by Tenant in a safe manner and in accordance with all applicable Laws. Tenant shall not, without Landlord’s prior written consent, use, store, install, spill, remove, release or dispose of, within or about the Premises or any other portion of the Property, any asbestos-containing materials or any solid, liquid or gaseous material now or subsequently considered toxic or hazardous under the provisions of 42 U.S.C. Section 9601 et seq., M.G.L. c. 21C, M.G.L. c. 21E or any other applicable environmental Law which may now or later be in effect (“Tenant Caused Items”). Tenant shall comply with all Laws pertaining to and governing the use of such Tenant-Caused Items by Tenant or any Tenant Party and shall remain solely liable for the costs of abatement and removal of any such Tenant-Caused Items by Tenant or any Tenant Party.

13. Tenant shall not use or occupy the Premises in any manner or for any purpose which might injure the reputation or impair the present or future value of the Premises or the Building. Tenant shall not use, or permit any part of the Premises to be used for lodging, sleeping or for any illegal purpose.

14. Tenant shall not take any action which would violate Landlord’s labor contracts or which would cause a work stoppage, picketing, labor disruption or dispute or interfere with Landlord’s or any other tenant’s or occupant’s business or with the rights and privileges of any person lawfully in the Building (“Labor Disruption”). Tenant shall take the actions necessary to resolve the Labor Disruption, and shall have pickets removed and, at the request of Landlord, immediately terminate any work in the Premises that gave rise to the Labor Disruption, until Landlord gives its written consent for the work to resume. Tenant shall have no claim for damages against Landlord or any of the Landlord Related Parties nor shall the Term Commencement Date of the Term be extended as a result of the above actions.

15. Tenant shall not install, operate or maintain in the Premises or in any other area of the Building, electrical equipment that would overload the electrical system beyond its capacity for proper, efficient and safe operation as determined solely by Landlord. Tenant shall not furnish cooling or heating to the Premises, including, without limitation, the use of electric or gas heating devices, without Landlord’s prior written consent. Tenant shall not use more than its proportionate share of telephone lines and other telecommunication facilities available to service the Building.

16. Tenant shall not operate or permit to be operated a coin or token operated vending machine or similar device (including, without limitation, telephones, lockers, toilets, scales, amusement devices and machines for sale of beverages, foods, candy, cigarettes and other goods), except for machines for the exclusive use of Tenant’s employees and invitees.

17. Bicycles and other vehicles are not permitted inside the Building or on the walkways outside the Building, except in areas designated by Landlord.

18. Landlord may from time to time adopt systems and procedures for the security and safety of the Building and Property, their occupants, entry, use and contents. Tenant, its agents, employees, contractors, guests and invitees shall comply with Landlord’s systems and procedures.

19. Landlord shall have the right to prohibit the use of the name of the Building or any other publicity by Tenant that in Landlord’s sole opinion may impair the reputation of the Building or its desirability. Upon written notice from Landlord, Tenant shall refrain from and discontinue such publicity immediately.

20. The Building is a non-smoking building. Neither Tenant nor its employees, contractors, agents, guests, or invitees shall smoke or permit smoking of (i) any form of tobacco-related products (including, but not limited to pipes, cigars, cigarettes and similar products), (ii) vaporized products via electronic cigarettes (or any similar products and technological evolutions or innovations thereof), or (iii) any other plant-based or synthetic products which emit substances into the air at any time either in the Premises, in any other part of the Building, around the entrances to the Building, or in any other exterior area of the Property. Notwithstanding the foregoing, Landlord may, at its election in its sole discretion from time to time, designate any exterior area of the Property (if any) as a permitted smoking area of tobacco-related products.

21. Landlord shall have the right to designate and approve standard window coverings for the Premises and to establish rules to assure that the Building presents a uniform exterior appearance. Tenant shall ensure, to the extent reasonably practicable, that window coverings are closed on windows in the Premises while they are exposed to the direct rays of the sun.

22. Deliveries to and from the Premises shall be made only at the times in the areas and through the entrances and exits reasonably designated by Landlord. Tenant shall not make deliveries to or from the Premises in a manner that might interfere with the use by any other tenant of its premises or of the Common Areas, any pedestrian use, or any use which is inconsistent with good business practice.

23. The work of cleaning personnel shall not be hindered by Tenant after 6:00 P.M., and cleaning work may be done at any time when the offices are vacant. Windows, doors and fixtures may be cleaned at any time. Tenant shall provide adequate waste and rubbish receptacles to prevent unreasonable hardship to the cleaning service.

EXHIBIT F

ADDITIONAL PROVISIONS

This Exhibit is attached to and made a part of the Office Lease Agreement (the “Lease”) by and between 500 BOYLSTON & 222 BERKELEY OWNER (DE) LLC, a Delaware limited liability company (“Landlord”), and resTORbio, Inc. (“Tenant”), for space in the Building located at 500 Boylston Street, Boston, Massachusetts 02116. Capitalized terms used but not defined herein shall have the meanings given in the Lease.

1.	Parking.

(a) During the initial Term, Landlord shall lease to Tenant, or cause the operator (the “Operator”) of the garage serving the Building (the “Garage”) to lease to Tenant, and Tenant shall lease from Landlord or such Operator, two (2) unreserved parking spaces in the Garage (the “Spaces”) for the use of Tenant and its employees. The Spaces shall be leased at the rate of $450.00 for unreserved spaces and $675.00 for reserved spaces per Space, per month, plus applicable tax thereon, as such rate may be adjusted from time to time to reflect the then current rate for parking in the Garage.

(b) No deductions or allowances shall be made for days when Tenant or any of its employees does not utilize the parking facilities or for Tenant utilizing less than all of the Spaces. Tenant shall not have the right to lease or otherwise use more than the number of unreserved Spaces set forth above.

(c) Except for particular spaces and areas designated by Landlord or the Operator for reserved parking, all parking in the Garage shall be on an unreserved, first-come, first-served basis.

(d) Neither Landlord nor the Operator shall be responsible for money, jewelry, automobiles or other personal property lost in or stolen from the Garage regardless of whether such loss or theft occurs when the Garage or other areas therein are locked or otherwise secured. Except as caused by the negligence or willful misconduct of Landlord and without limiting the terms of the preceding sentence, Landlord shall not be liable for any loss, injury or damage to persons using the Garage or automobiles or other property therein, it being agreed that, to the fullest extent permitted by law, the use of the Spaces shall be at the sole risk of Tenant and its employees.

(e) Landlord or its Operator shall have the right from time to time to designate the location of the Spaces and to promulgate reasonable rules and regulations regarding the Garage, the Spaces and the use thereof, including, but not limited to, rules and regulations controlling the flow of traffic to and from various parking areas, the angle and direction of parking and the like. Tenant shall comply with and cause its employees to comply with all such rules and regulations and all reasonable additions and amendments thereto.

(f) Tenant shall not store or permit its employees to store any automobiles in the Garage without the prior written consent of Landlord. Except for emergency repairs, Tenant and its employees shall not perform any work on any automobiles while located in the Garage or on the Property. If it is necessary for Tenant or its employees to leave an automobile in the Garage overnight, Tenant shall provide Landlord with prior notice thereof designating the license plate number and model of such automobile.

(g) Landlord or the Operator shall have the right to temporarily close the Garage or certain areas therein in order to perform necessary repairs, maintenance and improvements to the Garage.

(h) Tenant shall not assign or sublease any of the Spaces without the consent of Landlord. Landlord shall have the right to terminate Tenant’s parking rights with respect to any Spaces that Tenant desires to sublet or assign.

(i) Landlord may elect to provide parking cards or keys to control access to the Garage. In such event, Landlord shall provide Tenant with one card or key for each Space that Tenant is leasing hereunder, provided that Landlord shall have the right to require Tenant or its employees to place a deposit on such access cards or keys and to pay a fee for any lost or damages cards or keys.

EXHIBIT G

[intentionally omitted]

EXHIBIT H

LETTER OF CREDIT REQUIREMENTS

This Exhibit is attached to and made a part of the Office Lease Agreement (the “Lease”) by and between 500 BOYLSTON & 222 BERKELEY OWNER (DE) LLC, a Delaware limited liability company (“Landlord”), and resTORbio, Inc. (“Tenant”), for space in the Building located at 500 Boylston Street, Boston, Massachusetts 02116. Capitalized terms used but not defined herein shall have the meanings given in the Lease.

The Letter of Credit (as defined in the Lease) shall be for the amount set forth in Section 1 of the Lease, subject to the terms of Section 6 of the Lease. The Letter of Credit (i) shall be irrevocable and shall be issued by a commercial bank that has a financial condition reasonably acceptable to Landlord (Landlord hereby approving Silicon Valley Bank or Wells Fargo as the issuer of such Letter of Credit) that either (a) has an office in Boston, Massachusetts or New York City that accepts requests for draws on the Letter of Credit or (b) permits requests for draws on the Letter of Credit to be made by overnight courier service or by facsimile, (ii) shall require only the presentation to the issuer of a certificate of the holder of the Letter of Credit stating that Landlord is entitled to draw on the Letter of Credit pursuant to the terms of the Lease, (iii) shall be payable to Landlord or its successors in interest as the Landlord and shall be freely transferable without cost to any such successor or any lender holding a collateral assignment of Landlord’s interest in the Lease, (iv) shall be for an initial term of not less than one year and contain a provision that such term shall be automatically renewed for successive one-year periods unless the issuer shall, at least forty five (45) days prior to the scheduled expiration date, give Landlord notice of such nonrenewal, and (v) shall otherwise be in form and substance reasonably acceptable to Landlord. Notwithstanding the foregoing, the term of the Letter of Credit for the final period shall be for a term ending not earlier than the date forty five (45) days after the last day of the Term. In the event that the issuer ceases to be reasonably acceptable to Landlord, due to a deterioration in its financial condition or change in status that threatens to compromise Landlord’s ability to draw on the Letter of Credit as determined in good faith by Landlord, then Tenant shall provide a replacement Letter of Credit from an issuer satisfying the terms of this Exhibit within thirty (30) days after Landlord’s notice of such event.

Landlord shall be entitled to draw upon the Letter of Credit for its full amount or any portion thereof if (a) Tenant shall fail to perform any of its obligations under the Lease after the expiration of any applicable notice and cure period, or fail to perform any of its obligations under the Lease and transmittal of a default notice or the running of any cure period is barred or tolled by applicable law, or fail to perform any of its obligations under the Lease and any applicable notice and cure period would expire after the expiration of the Letter of Credit, or (b) not less than thirty (30) days before the scheduled expiration of the Letter of Credit, Tenant has not delivered to Landlord a new Letter of Credit in accordance with this Exhibit. Without limiting the generality of the foregoing, Landlord may, but shall not be obligated to, draw on the Letter of Credit from time to time in the event of a bankruptcy filing by or against Tenant and/or to compensate Landlord, in such order as Landlord may determine, for all or any part of any unpaid rent, any damages arising from any termination of the Lease in accordance with the terms of the Lease, and/or any damages arising from any rejection of the Lease in a bankruptcy proceeding commenced by or against Tenant. Landlord may, but shall not be obligated to, apply the amount so drawn to the extent necessary to cure Tenant’s failure.

Any amount of the Letter of Credit drawn in excess of the amount applied by Landlord to cure any such failure shall be held by Landlord as a cash security deposit for the performance by Tenant of its obligations under the Lease. Any cash security deposit may be mingled with other funds of Landlord and no fiduciary relationship shall be created with respect to such deposit, nor shall Landlord be liable to pay Tenant interest thereon. If Tenant shall fail to perform any of its obligations under the Lease, Landlord may, but shall not be obliged to, apply the cash security deposit to the extent necessary to cure Tenant’s

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failure. After any such application by Landlord of the Letter of Credit or cash security deposit, as the case may be, Tenant shall reinstate the Letter of Credit to the amount originally required to be maintained under the Lease, upon demand. Provided that Tenant is not then in default under the Lease, and no condition exists or event has occurred which after the expiration of any applicable notice or cure period would constitute such a default, within forty five (45) days after the later to occur of (i) the payment of the final Rent due from Tenant or (ii) the later to occur of the Term Expiration Date or the date on which Tenant surrenders the Premises to Landlord in compliance with Section 20 of the Lease, the Letter of Credit and any cash security deposit, to the extent not applied, shall be returned to the Tenant, without interest.

In the event of a sale of the Building or lease, conveyance or transfer of the Building, Landlord shall transfer the Letter of Credit or cash security deposit to the transferee. Upon such transfer, the transferring Landlord shall be released by Tenant from all liability for the return of such security, and Tenant agrees to look to the transferee solely for the return of said security. The provisions hereof shall apply to every transfer or assignment made of the security to such a transferee. Tenant further covenants that it will not assign or encumber or attempt to assign or encumber the Letter of Credit or the monies deposited herein as security, and that neither Landlord nor its successors or assigns shall be bound by any assignment, encumbrance, attempted assignment or attempted encumbrance.

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